AIA Document A141- 2014
Standard Form of Agreement Between Owner and Design-Builder

AGREEMENT made as of the « 24th » day of « July » in the year « 2019 »
(In words, indicate day, month and year.)

BETWEEN the Owner:
(Name, legal status, address and other information)

« Fox Factory Inc »
« a CA corporation »
« 6634 Hwy 53 »
« Braselton GA 30517 »
« »

and the Design-Builder:
(Name, legal status, address and other information)

« Carroll Daniel Construction Co »
« a GA corporation »
« 921 Athens Street »
« Gainesville, GA 30501 »
« »

for the following Project:
(Name, location and detailed description)

« Fox GA Factory »
« Gainesville GA »
« An ~ 309k SF factory located in Gainesville Industrial Park West »

The Owner and Design-Builder agree as follows.

TABLE OF ARTICLES

1	GENERAL PROVISIONS

2	COMPENSATION AND PROGRESS PAYMENTS

3	GENERAL REQUIREMENTS OF THE WORK OF THE DESIGN-BUILD CONTRACT

4	WORK PRIOR TO EXECUTION OF THE DESIGN-BUILD AMENDMENT

5	WORK FOLLOWING EXECUTION OF THE DESIGN-BUILD AMENDMENT

6	CHANGES IN THE WORK

7	OWNER’S RESPONSIBILITIES

8	TIME

9	PAYMENT APPLICATIONS AND PROJECT COMPLETION

10	PROTECTION OF PERSONS AND PROPERTY

11	UNCOVERING AND CORRECTION OF WORK

12	COPYRIGHTS AND LICENSES

13	TERMINATION OR SUSPENSION

14	CLAIMS AND DISPUTE RESOLUTION

15	MISCELLANEOUS PROVISIONS

16	SCOPE OF THE AGREEMENT

TABLE OF EXHIBITS

A	DESIGN-BUILD AMENDMENT

B	INSURANCE AND BONDS

C	INTENTIONALLY DELETED

ARTICLE 1   GENERAL PROVISIONS
§ 1.1 Owner’s Criteria
This Agreement is based on the Owner’s Criteria set forth in this Section 1.1.

« Design-Builder to provide design and construction services as directed by the Owner. Civil and site design will be provided by the owner and coordinated by the design-builder. Detailed scope for the individual pricing components will be further defined with the component packages. Packages will include site, foundation and structure, and 100% documents. See exhibit “A” section 1.2.1. »

§ 1.1.1 The Owner’s program for the Project:
(Set forth the program, identify documentation in which the program is set forth, or state the manner in which the program will be developed.)

« Design-Builder to provide all design and construction services for the buildings as they are defined to meet the Owner’s needs. »

§ 1.1.2 The Owner’s design requirements for the Project and related documentation:

(Identify below, or in an attached exhibit, the documentation that contains the Owner’s design requirements, including any performance specifications for the Project.)

« To be developed during the design phase. »

§ 1.1.3 The Project’s physical characteristics:
(Identify or describe, if appropriate, size, location, dimensions, or other pertinent information, such as geotechnical reports; site, boundary and topographic surveys; traffic and utility studies; availability of public and private utilities and services; legal description of the site; etc.)

« An ~ 309k SF factory located in Gainesville Industrial Park West »

§ 1.1.4 The Owner’s anticipated Sustainable Objective for the Project, if any:
(Identify the Owner’s Sustainable Objective for the Project such as Sustainability Certification, benefit to the environment, enhancement to the health and well-being of building occupants, or improvement of energy efficiency. If the Owner identifies a Sustainable Objective, incorporate AIA Document A141™-2014, Exhibit C, Sustainable Projects, into this Agreement to define the terms, conditions and Work related to the Owner’s Sustainable Objective.)

« N/A »

§ 1.1.5 Incentive programs the Owner intends to pursue for the Project, including those related to the Sustainable Objective, and any deadlines for receiving the incentives that are dependent on, or related to, the Design-Builder’s services, are as follows:
(Identify incentive programs the Owner intends to pursue for the Project and deadlines for submitting or applying for the incentive programs.)

« N/A »

§ 1.1.6 The Owner’s budget for the Work to be provided by the Design-Builder is set forth below:
(Provide total for Owner’s budget, and if known, a line item breakdown of costs.)

« To be determined as the design phase progresses. »

§ 1.1.7 The Owner’s design and construction milestone dates are as follows:

.1	Design phase milestone dates:

« TBD as the design phase progresses. »

.2	Submission of Design-Builder Proposal:

« TBD as the design phase progresses. »

.3	Phased completion dates:

« TBD as the design phase progresses and final documents are completed. »

.4	Substantial Completion date:

« TBD as the design phase progresses and final documents are completed. »

.5	Other milestone dates:

« TBD as the design phase progresses and final documents are completed. »

.6	Final Completion Date:
« TBD as the design phase progresses and final documents are completed. »

§ 1.1.8 The Owner concurs with the Design-Builder’s decision to retain the following Architect, Consultants and Contractors at the Design-Builder’s cost:
(List name, legal status, address and other information.)

.1 Architect

«     BRPH
2727 Paces Ferry Road SE
Atlanta, GA 30339 »

.2 Consultants

« N/A »

.3 Contractors

« N/A »

§ 1.1.9 Additional Owner’s Criteria upon which the Agreement is based:
(Identify special characteristics or needs of the Project not identified elsewhere, such as historic preservation requirements.)

« N/A »

§ 1.1.10 The Design-Builder shall confirm that the information and criteria provided by the Owner complies with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities.

§ 1.1.10.1 If the Owner’s information and criteria conflicts with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, the Design-Builder shall notify the Owner of the conflict.

§ 1.1.11 If, after work has begun, there is a change in the Owner’s Criteria, the Owner and the Design-Builder shall execute a Modification in accordance with Article 6.

§ 1.1.12 [Intentionally Deleted]

§ 1.2 Project Team
§ 1.2.1 The Owner identifies the following representative as its point of contact:
(List name, address and other information.)

« Keith E Pugh »
« Corporate Real Estate Manager »
« Fox Factory Inc »
« 6634 Hwy 53 »
« Braselton GA 30517 »
« c-kpugh@ridefox.com »
« 770-861-1514 »

§ 1.2.2 The persons or entities, in addition to the Owner’s representative, who are required to review the Design-Builder’s Submittals are as follows:
(List name, address and other information.)

« N/A »

§ 1.2.3 The Owner will retain the following consultants and separate contractors:
(List discipline, scope of work, and, if known, identify by name and address.)

« Civil Engineers »
« Rochester & Associates Inc »
« 425 Oak St »
« Gainesville GA 30501 »

§ 1.2.4 The Design-Builder identifies the following representative as its point of contact:
(List name, address and other information.)

« John Haynes »
« Division Manager »
« 921 Athens Street »
« Gainesville GA 30501 »
« jhaynes@carrolldaniel.com »
« 770-861-6593 »

§ 1.2.5 Neither the Owner’s nor the Design-Builder’s representative shall be changed without written notice to the other party.

§ 1.3 Binding Dispute Resolution
For any Claim subject to, but not resolved by, mediation pursuant to Section 14.3, the method of binding dispute resolution shall be the following:
(Check the appropriate box. If the Owner and Design-Builder do not select a method of binding dispute resolution below, or do not subsequently agree in writing to a binding dispute resolution other than litigation, Claims will be resolved by litigation in a court of competent jurisdiction.)

[ « X » ]	Arbitration pursuant to Section 14.4

[ « » ]	Litigation in a court of competent jurisdiction

[ « » ]	Other: (Specify)

« »

§ 1.4 Definitions
§ 1.4.1 Design-Build Documents. The Design-Build Documents consist of this Agreement between Owner and Design-Builder and its attached Exhibits (hereinafter, the “Agreement”); other documents listed in this Agreement; and Modifications issued after execution of this Agreement. A Modification is (1) a written amendment to the Contract signed by both parties, including the Design-Build Amendment, (2) a Change Order, or (3) a Change Directive.

§ 1.4.2 The Contract. The Design-Build Documents form the Contract. The Contract represents the entire and integrated agreement between the parties and supersedes prior negotiations, representations or agreements, either written or oral. The Contract may be amended or modified only by a Modification. The Design-Build Documents shall not be construed to create a contractual relationship of any kind between any persons or entities other than the Owner and the Design-Builder.

§ 1.4.3 The Work. The term “Work” means the design, construction and related services required to fulfill the Design-Builder’s obligations under the Design-Build Documents, whether completed or partially completed, and includes all labor, materials, equipment and services provided or to be provided by the Design-Builder. The Work may constitute the whole or a part of the Project.

§ 1.4.4 The Project. The Project is the total design and construction of which the Work performed under the Design-Build Documents may be the whole or a part, and may include design and construction by the Owner and by separate contractors.

§ 1.4.5 Instruments of Service. Instruments of Service are representations, in any medium of expression now known or later developed, of the tangible and intangible creative work performed by the Design-Builder, Contractor(s), Architect, and Consultant(s) under their respective agreements. Instruments of Service may include, without limitation, studies, surveys, models, sketches, drawings, specifications, digital models and other similar materials.

§ 1.4.6 Submittal. A Submittal is any submission to the Owner for review and approval demonstrating how the Design-Builder proposes to conform to the Design-Build Documents for those portions of the Work for which the Design-Build Documents require Submittals. Submittals include, but are not limited to, shop drawings, product data, and samples. Submittals are not Design-Build Documents unless incorporated into a Modification.

§ 1.4.7 Owner. The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Design-Build Documents as if singular in number. The term “Owner” means the Owner or the Owner’s authorized representative.

§ 1.4.8 Design-Builder. The Design-Builder is the person or entity identified as such in the Agreement and is referred to throughout the Design-Build Documents as if singular in number. The term “Design-Builder” means the Design-Builder or the Design-Builder’s authorized representative. The Design-Builder shall be lawfully licensed to perform the Work.

§ 1.4.9 Consultant. A Consultant is a person or entity providing professional services for the Design-Builder for all or a portion of the Work, and is referred to throughout the Design-Build Documents as if singular in number. To the extent required by the relevant jurisdiction, the Consultant shall be lawfully licensed to provide the required professional services.

§ 1.4.10 Architect. The Architect is a person or entity providing design services for the Design-Builder for all or a portion of the Work, and is lawfully licensed to practice architecture in the applicable jurisdiction. The Architect is referred to throughout the Design-Build Documents as if singular in number.

§ 1.4.11 Contractor. A Contractor is a person or entity performing all or a portion of the construction, required in connection with the Work, for the Design-Builder. The Contractor shall be lawfully licensed, if required in the jurisdiction where the Project is located. The Contractor is referred to throughout the Design-Build Documents as if singular in number and means a Contractor or an authorized representative of the Contractor.

§ 1.4.12 Confidential Information. Confidential Information is information containing confidential or business proprietary information that is clearly marked as “confidential.”

§ 1.4.13 Contract Time. Unless otherwise provided, Contract Time is the period of time, including authorized adjustments, as set forth in the Design-Build Amendment, for Substantial Completion of the Work.

§ 1.4.14 Day. The term “day” as used in the Design-Build Documents shall mean calendar day unless otherwise specifically defined.

§ 1.4.15 Contract Sum. The Contract Sum is the amount to be paid to the Design-Builder for performance of the Work after execution of the Design-Build Amendment, as identified in Article A.1 of the Design-Build Amendment.

ARTICLE 2 COMPENSATION AND PROGRESS PAYMENTS
§ 2.1 Compensation for Work Performed Prior to Execution of Design-Build Amendment
§ 2.1.1 Unless otherwise agreed, payments for Work performed prior to Execution of the Design-Build Amendment shall be made monthly. For the Design-Builder’s performance of Work prior to the execution of the Design-Build Amendment, the Owner shall compensate the Design-Builder as follows:
(Insert amount of, or basis for, compensation, including compensation for any Sustainability Services, or indicate the exhibit in which the information is provided. If there will be a limit on the total amount of compensation for Work performed prior to the execution of the Design-Build Amendment, state the amount of the limit.)

« Cost of Architect and other Consultant fees for design and associated general conditions plus 5% fee. »

§ 2.1.2 The hourly billing rates for services of the Design-Builder and the Design-Builder’s Architect, Consultants and Contractors, if any, are set forth below.
(If applicable, attach an exhibit of hourly billing rates or insert them below.)

« TBD »

Individual or Position	Rate

§ 2.1.3 Compensation for Reimbursable Expenses Prior to Execution of Design-Build Amendment
§ 2.1.3.1 Reimbursable Expenses are in addition to compensation set forth in Section 2.1.1 and 2.1.2 and include expenses, directly related to the Project, incurred by the Design-Builder and the Design-Builder’s Architect, Consultants, and Contractors, as follows:

.1	Transportation and authorized out-of-town travel and subsistence;

.2	Dedicated data and communication services, teleconferences, Project web sites, and extranets;

.3	Fees paid for securing approval of authorities having jurisdiction over the Project;

.4	Printing, reproductions, plots, standard form documents;

.5	Postage, handling and delivery;

.6	Expense of overtime work requiring higher than regular rates, if authorized in advance by the Owner;

.7	Renderings, physical models, mock-ups, professional photography, and presentation materials requested by the Owner;

.8	All taxes levied on professional services and on reimbursable expenses; and

.9	Other Project-related expenditures, if authorized in advance by the Owner.

§ 2.1.3.2 For Reimbursable Expenses, the compensation shall be the expenses the Design-Builder and the Design-Builder’s Architect, Consultants and Contractors incurred, plus an administrative fee for the Design-Builder of « Five » percent ( « 5 » %) of the expenses incurred.

§ 2.1.4 Payments to the Design-Builder Prior to Execution of Design-Build Amendment
§ 2.1.4.1 Payments are due and payable upon presentation of the Design-Builder’s invoice. Amounts unpaid « Thirty » ( « 30 » ) days after the invoice date shall bear interest at the rate entered below, or in the absence thereof at the legal rate prevailing from time to time at the principal place of business of the Design-Builder.
(Insert rate of monthly or annual interest agreed upon.)

« 1.25 » % « (One & One-Fourth Percent) »

§ 2.1.4.2 Records of Reimbursable Expenses and services performed on the basis of hourly rates shall be available to the Owner at mutually convenient times for a period of two years following execution of the Design-Build Amendment or termination of this Agreement, whichever occurs first.

§ 2.2 Contract Sum and Payment for Work Performed After Execution of Design-Build Amendment
For the Design-Builder’s performance of the Work after execution of the Design-Build Amendment, the Owner shall pay to the Design-Builder the Contract Sum in current funds as agreed in the Design-Build Amendment.

ARTICLE 3 GENERAL REQUIREMENTS OF THE WORK OF THE DESIGN-BUILD CONTRACT
§ 3.1 General
§ 3.1.1 The Design-Builder shall comply with any applicable licensing requirements in the jurisdiction where the Project is located.

§ 3.1.2 The Design-Builder shall designate in writing a representative who is authorized to act on the Design-Builder’s behalf with respect to the Project.

§ 3.1.3 The Design-Builder shall perform the Work in accordance with the Design-Build Documents. The Design-Builder shall not be relieved of the obligation to perform the Work in accordance with the Design-Build Documents by the activities, tests, inspections or approvals of the Owner.

§ 3.1.3.1 The Design-Builder shall perform the Work in compliance with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities. If the Design-Builder performs Work contrary to applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities, the Design-Builder shall assume responsibility for such Work and shall bear the costs attributable to correction.

§ 3.1.3.2 Neither the Design-Builder nor any Contractor, Consultant, or Architect shall be obligated to perform any act which they believe will violate any applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities. If the Design-Builder determines that implementation of any instruction received from the Owner, including those in the Owner’s Criteria, would cause a violation of any applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, the Design-Builder shall notify the Owner in writing. If a change to the Owner’s Criteria is required to remedy the violation, and after verification by the Owner, the Owner and the Design-Builder shall execute a Modification in accordance with Article 6.

§ 3.1.4 The Design-Builder shall be responsible to the Owner for acts and omissions of the Design-Builder’s employees, Architect, Consultants, Contractors, and their agents and employees, and other persons or entities performing portions of the Work.

§ 3.1.5 General Consultation. The Design-Builder shall schedule and conduct periodic meetings with the Owner to review matters such as procedures, progress, coordination, and scheduling of the Work.

§ 3.1.6 When applicable law requires that services be performed by licensed professionals, the Design-Builder shall provide those services through qualified, licensed professionals. The Owner shall be a third-party beneficiary of such services.

§ 3.1.7 The Design-Builder, with the assistance of the Owner, shall prepare and file documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project.

§ 3.1.8 Progress Reports
§ 3.1.8.1 The Design-Builder shall keep the Owner informed of the progress and quality of the Work. On a monthly basis, or otherwise as agreed to by the Owner and Design-Builder, the Design-Builder shall submit written progress reports to the Owner, showing estimated percentages of completion and other information identified below:

.1	Work completed for the period;

.2	Project schedule status;

.3	Submittal schedule and status report, including a summary of outstanding Submittals;

.4	Responses to requests for information to be provided by the Owner;

.5	Approved Change Orders and Change Directives;

.6	Pending Change Order and Change Directive status reports;

.7	Tests and inspection reports;

.8	Status report of Work rejected by the Owner;

.9	Status of Claims previously submitted in accordance with Article 14;

.10	Cumulative total of the Cost of the Work to date including the Design-Builder’s compensation and Reimbursable Expenses, if any;

.11	Current Project cash-flow and forecast reports; and

.12	Additional information as agreed to by the Owner and Design-Builder.

§ 3.1.8.2 In addition, where the Contract Sum is the Cost of the Work with or without a Guaranteed Maximum Price, the Design-Builder shall include the following additional information in its progress reports:

.1	Design-Builder’s work force report;

.2	Equipment utilization report; and

.3	Cost summary, comparing actual costs to updated cost estimates.

§ 3.1.9 Design-Builder’s Schedules
§ 3.1.9.1 The Design-Builder, promptly after execution of this Agreement, shall prepare and submit for the Owner’s information a schedule for the Work. The schedule, including the time required for design and construction, shall not exceed time limits current under the Design-Build Documents, shall be revised at appropriate intervals as required by the conditions of the Work and Project, shall be related to the entire Project to the extent required by the Design-Build Documents, shall provide for expeditious and practicable execution of the Work, and shall include allowances for periods of time required for the Owner’s review and for approval of submissions by authorities having jurisdiction over the Project.

§ 3.1.9.2 The Design-Builder shall perform the Work in general accordance with the most recent schedules submitted to the Owner.

§ 3.1.10 Certifications. Upon the Owner’s written request, the Design-Builder shall endeavor to obtain from the Architect, Consultants, and Contractors, and furnish to the Owner, certifications with respect to the documents and services provided by the Architect, Consultants, and Contractors (a) that, to the best of their knowledge, information and belief, the documents or services to which the certifications relate (i) are consistent with the Design-Build Documents and with the duties and obligations of the agreements with the Design-Builder, except to the extent specifically identified in the certificate, and (ii) comply with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities governing the design of the Project; and (b) that the Owner and its consultants shall be entitled to rely upon the accuracy of the representations and statements contained in the certifications. The Design-Builder’s Architect, Consultants, and Contractors shall not be required to execute certificates or consents that would require knowledge, services or responsibilities beyond the scope of their services.

§ 3.1.11 Design-Builder’s Submittals
§ 3.1.11.1 Prior to submission of any Submittals, the Design-Builder shall prepare a Submittal schedule, and shall submit the schedule for the Owner’s approval. The Owner’s approval of the Submittal schedule and the Submittals shall not unreasonably be delayed or withheld. The Submittal schedule shall (1) be coordinated with the Design-Builder’s schedule provided in

Section 3.1.9.1, (2) allow the Owner reasonable time to review Submittals, and (3) be periodically updated to reflect the progress of the Work. If the Design-Builder fails to submit a Submittal schedule, the Design-Builder shall not be entitled to any increase in Contract Sum or extension of Contract Time based on the time required for review of Submittals.

§ 3.1.11.2 By providing Submittals the Design-Builder represents to the Owner that it has (1) reviewed and approved them, (2) determined and verified materials, field measurements and field construction criteria related thereto, or will do so and (3) checked and coordinated the information contained within such Submittals with the requirements of the Work and of the Design-Build Documents.

§ 3.1.11.3 The Design-Builder shall perform no portion of the Work for which the Design-Build Documents require Submittals until the Owner has approved the respective Submittal.

§ 3.1.11.4 The Work shall be in accordance with approved Submittals except that the Design-Builder shall not be relieved of its responsibility to perform the Work consistent with the requirements of the Design-Build Documents. The Work may deviate from the Design-Build Documents only if the Design-Builder has notified the Owner in writing of a deviation from the Design-Build Documents at the time of the Submittal, Owner authorizes such deviation and a Modification is executed authorizing the identified deviation. The Design-Builder shall not be relieved of responsibility for errors or omissions in Submittals by the Owner’s approval of the Submittals.

§ 3.1.11.5 All professional design services or certifications to be provided by the Design-Builder, including all drawings, calculations, specifications, certifications, shop drawings and other Submittals, shall contain the signature and seal of the licensed design professional preparing them. Submittals related to the Work designed or certified by the licensed design professionals, if prepared by others, shall bear the licensed design professional’s written approval. The Owner and its consultants shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals. Provisions of this article shall not apply to Owner provided items.

§ 3.1.12 Warranty. The Design-Builder warrants to the Owner that materials and equipment furnished under the Contract will be of good quality and new unless the Design-Build Documents require or permit otherwise. The Design-Builder further warrants that the Work will conform to the requirements of the Design-Build Documents and will be free from defects, except for those inherent in the quality of the Work or otherwise expressly permitted by the Design-Build Documents. Work, materials, or equipment not conforming to these requirements may be considered defective. The Design-Builder’s warranty excludes remedy for damage or defect caused by abuse, alterations to the Work not executed by the Design-Builder, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by the Owner, the Design-Builder shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

§ 3.1.13 Royalties, Patents and Copyrights
§ 3.1.13.1 The Design-Builder shall pay all royalties and license fees.

§ 3.1.13.2 The Design-Builder shall defend suits or claims for infringement of copyrights and patent rights and shall hold the Owner and its separate contractors and consultants harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required by the Owner, or where the copyright violations are required in the Owner’s Criteria. However, if the design, process or product required in the Owner’s Criteria is an infringement of a copyright or a patent, and if that infringement is discovered by or made known to the Design-Builder, then the Design-Builder shall be responsible for such loss unless such information is promptly furnished to the Owner. If the Owner receives notice from a patent or copyright owner of an alleged violation of a patent or copyright, attributable to the Design-Builder, the Owner shall give prompt written notice to the Design-Builder.

§ 3.1.14 Indemnification
§ 3.1.14.1 Design Services Indemnity. Design-Builder agrees to hold harmless and indemnify Owner from and against liability arising out of Design-Builder's negligent acts, errors, or omissions in performance of the design services under this Agreement.

§ 3.1.14.2 General Indemnity by Design-Builder. To the fullest extent permitted by law, the Design-Builder shall indemnify and hold harmless the Owner, including the Owner’s agents and employees, from and against claims, damages, losses and expenses, including but not limited to reasonable attorneys’ fees, for bodily or property damage arising out of or resulting from performance of the Work, but only to the extent caused by the negligent acts or omissions of the Design-Builder, Architect, a Consultant, a Contractor, or anyone directly or indirectly employed by them or anyone for whose acts they may be liable. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity that would otherwise exist as to a party or person described in this Section 3.1.14.

§ 3.1.14.3 The indemnification obligations under this Section 3.1.14 shall not be limited by a limitation on amount or type of damages, compensation, or benefits payable by or for Design-Builder, Architect, a Consultant, a Contractor, or anyone directly or indirectly employed by them, under workers’ compensation acts, disability benefit acts or other employee benefit acts.

§ 3.1.14.4 General Indemnity by Owner. To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Design-Builder, Architect, Consultants, and Contractors, including the officers, directors, agents, employees, subcontractors, and suppliers of any of them and anyone for whose acts they may be liable, from and against claims, damages, losses, and expenses, for bodily injury or for property damage other than to property insured, including but not limited to reasonable attorneys’ fees, arising out of or resulting from performance of the Contract, but only to the extent caused by the negligent or intentional acts or omissions of the Owner, a separate contractor, anyone directly or indirectly employed by the Owner, or anyone for whose acts the Owner may be liable. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity that would otherwise exist as to a party or person described in this Section 3.1.14.

§ 3.1.15 Contingent Assignment of Agreements
§ 3.1.15.1 Each agreement for a portion of the Work is assigned by the Design-Builder to the Owner, provided that

.1
assignment is effective only after termination of the Contract by the Owner for cause, pursuant to Sections 13.1.4 or 13.2.2, and only for those agreements that the Owner accepts by written notification to the Design-Builder and the Architect, Consultants, and Contractors whose agreements are accepted for assignment; and

.2	assignment is subject to the prior rights of the surety, if any, obligated under bond relating to the Contract.

When the Owner accepts the assignment of an agreement, the Owner assumes the Design-Builder’s rights and obligations under the agreement.

§ 3.1.15.2 Upon such assignment, if the Work has been suspended, the compensation under the assigned agreement shall be equitably adjusted for increases in cost resulting from the suspension.

§ 3.1.15.3 Upon such assignment to the Owner under this Section 3.1.15, the Owner may further assign the agreement to a successor design-builder or other entity. If the Owner assigns the agreement to a successor design-builder or other entity, the Owner shall nevertheless remain legally responsible for all of the successor design-builder’s or other entity’s obligations under the agreement.

§ 3.1.16 Design-Builder’s Insurance and Bonds. The Design-Builder shall purchase and maintain insurance and provide bonds as set forth in Exhibit B.

ARTICLE 4 WORK PRIOR TO EXECUTION OF THE DESIGN-BUILD AMENDMENT
§ 4.1 General
§ 4.1.1 Any information submitted by the Design-Builder, and any interim decisions made by the Owner, shall be for the purpose of facilitating the design process and shall not modify the Owner’s Criteria unless the Owner and Design-Builder execute a Modification.

§ 4.1.2 The Design-Builder shall advise the Owner on proposed site use and improvements, selection of materials, and building systems and equipment. The Design-Builder shall also provide the Owner with recommendations, consistent with the Owner’s Criteria, on constructability; availability of materials and labor; time requirements for procurement, installation and construction; and factors related to construction cost including, but not limited to, costs of alternative designs or materials, preliminary budgets, life-cycle data, and possible cost reductions.

§ 4.2 Evaluation of the Owner’s Criteria
§ 4.2.1 The Design-Builder shall schedule and conduct meetings with the Owner and any other necessary individuals or entities to discuss and review the Owner’s Criteria.

§ 4.2.2 After the Design-Builder meets with the Owner and understands the Criteria, the Design-Builder shall provide feedback to the Owner, summarizing the Design-Builder’s evaluation of the Owner’s Criteria. The feedback shall include

.1	a preliminary estimate of the Cost of the Work, and, if necessary, recommendations to adjust the Owner’s Criteria to conform to the Owner’s budget;

.2
a preliminary schedule, which shall include proposed design milestones; dates for receiving additional information from, or for work to be completed by, the Owner; anticipated date for the Design-Builder’s Proposal; and dates of periodic design review sessions with the Owner; and

.3	other information as the Owner may desire.

§ 4.2.3 The Owner shall review the Design-Builder’s feedback and, if acceptable, provide the Design-Builder with instruction to proceed to the development of the Preliminary Design as described in Section 4.3. The consent to proceed shall not be understood to modify the Owner’s Criteria unless the Owner and Design-Builder execute a Modification.

§ 4.3 Preliminary Design
§ 4.3.1 Upon the Owner’s issuance of a written consent to proceed under Section 4.2.3, the Design-Builder shall prepare and submit a Preliminary Design to the Owner. The Preliminary Design shall include a report identifying any deviations from the Owner’s Criteria, and shall include the following:

.1	Confirmation of the allocations of program functions;

.2	Site plan;

.3	Building plans, sections and elevations;

.4	Structural system;

.5	Selections of major building systems, including but not limited to mechanical, electrical and plumbing systems; and

.6	Outline specifications or sufficient drawing notes describing construction materials.

The Preliminary Design may include some combination of physical study models, perspective sketches, or digital modeling.

§ 4.3.2 The Owner shall review the Preliminary Design and, if acceptable, provide the Design-Builder with written consent to proceed to development of the Design-Builder’s Proposal. The Preliminary Design shall not modify the Owner’s Criteria unless the Owner and Design-Builder execute a Modification.

§ 4.4 Design-Builder’s Proposal
§ 4.4.1 Upon the Owner’s issuance of a written consent to proceed under Section 4.3.2, the Design-Builder shall prepare and submit the Design-Builder’s Proposal (Lump Sum Component Packages) to the Owner. The Design-Builder’s Proposal shall include the following:

.1
A list of the Preliminary Design documents and other information, including the Design-Builder’s clarifications, assumptions and deviations from the Owner’s Criteria, upon which the Design-Builder’s Proposal is based;

.2
The proposed Contract Sum or that of the component package, including the compensation method and, a written statement of estimated cost organized by trade categories, any included allowances, contingencies, Design-Builder’s Fee, and other items that comprise the Contract Sum;

.3	The proposed date the Design-Builder shall achieve Substantial Completion shall be provided with 100% document pricing;

.4	An enumeration of any qualifications and exclusions, if applicable;

.5	A list of the Design-Builder’s key personnel, Contractors and suppliers; and

.6	The date on which the Design-Builder’s Proposal expires.

§ 4.4.2 Submission of the Design-Builder’s Proposal shall constitute a representation by the Design-Builder that it has visited the site and become familiar with local conditions under which the Work is to be completed.

§ 4.4.3 If the Owner and Design-Builder agree on a proposal, the Owner and Design-Builder shall execute the Design-Build Amendment setting forth the terms of their agreement.

§ 4.4.3.1 The parties may execute multiple Design-Build Amendments for the Project in order to accommodate phased construction. In that case, the Owner and the Design-Builder will execute a Design-Build Amendment for each phase with each amendment after the first one supplementing the previous amendments and the Design-Builder shall establish a written understanding with the Owner regarding the drawings and specifications and such other documents that will be utilized by the Design-Builder in preparing the Design-Builder’s Proposal, the level of detail, and the timing for the Design-Builder submitting to the Owner of the Design-Builder’s Proposal.

ARTICLE 5 WORK FOLLOWING EXECUTION OF THE DESIGN-BUILD AMENDMENT
§ 5.1 Construction Documents
§ 5.1.1 Upon the execution of the Design-Build Amendment, the Design-Builder shall prepare Construction Documents. The Construction Documents shall establish the quality levels of materials and systems required. The Construction Documents shall be consistent with the Design-Build Documents.

§ 5.1.2 The Design-Builder shall provide the Construction Documents to the Owner for the Owner’s information. If the Owner discovers any deviations between the Construction Documents and the Design-Build Documents, the Owner shall promptly notify the Design-Builder of such deviations in writing. The Construction Documents shall not modify the Design-Build Documents unless the Owner and Design-Builder execute a Modification. The failure of the Owner to discover any such deviations shall not relieve the Design-Builder of the obligation to perform the Work in accordance with the Design-Build Documents.

§ 5.2 Construction
§ 5.2.1 Commencement. Except as permitted in Section 5.2.2, construction shall not commence prior to execution of the Design-Build Amendment.

§ 5.2.2 If the Owner and Design-Builder agree in writing, construction may proceed prior to the execution of the Design-Build Amendment. However, such authorization shall not waive the Owner’s right to reject the Design-Builder’s Proposal.

§ 5.2.3 The Design-Builder shall supervise and direct the Work, using the Design-Builder’s reasonable skill and attention and in accordance with Design-Builder’s standard of care. The Design-Builder shall be solely responsible for, and have control over, construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work under the Contract, unless the Design-Build Documents or the Owner give other specific instructions concerning these matters.

§ 5.2.4 The Design-Builder shall be responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work.

§ 5.3 Labor and Materials
§ 5.3.1 Unless otherwise provided in the Design-Build Documents, the Design-Builder shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services, necessary for proper execution and completion of the Work, whether temporary or permanent, and whether or not incorporated or to be incorporated in the Work. Reimbursables or allowances shall be defined within the pricing backup.

§ 5.3.2 When a material or system is specified in the Design-Build Documents, the Design-Builder may make substitutions only in accordance with Article 6.

§ 5.3.3 The Design-Builder shall enforce strict discipline and good order among the Design-Builder’s employees and other persons carrying out the Work. The Design-Builder shall not permit employment of unfit persons or persons not properly skilled in tasks assigned to them.

§ 5.4 Taxes
The Design-Builder shall pay sales, consumer, use and similar taxes, for the Work provided by the Design-Builder, that are legally enacted when the Design-Build Amendment is executed, whether or not yet effective or merely scheduled to go into effect.

§ 5.5 Permits, Fees, Notices and Compliance with Laws
§ 5.5.1 Unless otherwise provided in the Design-Build Documents, the Design-Builder shall secure and pay for the building permit as well as any other permits, fees, licenses, and inspections by government agencies, necessary for proper execution of the Work and Substantial Completion of the Project. Owner will pay any required environmental or mitigation fees.

§ 5.5.2 The Design-Builder shall comply with and give notices required by applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities, applicable to performance of the Work.

§ 5.5.3 Concealed or Unknown Conditions. If the Design-Builder encounters conditions at the site that are (1) subsurface or otherwise concealed physical conditions that differ materially from those indicated in the Design-Build Documents or (2) unknown physical conditions of an unusual nature that differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Design-Build Documents, the Design-Builder shall promptly provide notice to the Owner before conditions are disturbed and in no event later than 21 days after first observance of the conditions. The Owner shall promptly investigate such conditions and, if the Owner determines that they differ materially and cause an increase or decrease in the Design-Builder’s cost of, or time required for, performance of any part of the Work, shall recommend an equitable adjustment in the Contract Sum or Contract Time, or both. If the Owner determines that the conditions at the site are not materially different from those indicated in the Design-Build Documents and that no change in the terms of the Contract is justified, the Owner shall promptly notify the Design-Builder in writing, stating the reasons. If the Design-Builder disputes the Owner’s determination or recommendation, the Design-Builder may proceed as provided in Article 14.

§ 5.5.4 If, in the course of the Work, the Design-Builder encounters human remains, or recognizes the existence of burial markers, archaeological sites, or wetlands, not indicated in the Design-Build Documents, the Design-Builder shall immediately suspend any operations that would affect them and shall notify the Owner. Upon receipt of such notice, the Owner shall promptly take any action necessary to obtain governmental authorization required to resume the operations. The Design-Builder shall continue to suspend such operations until otherwise instructed by the Owner but shall continue with all other operations that do not affect those remains or features. Requests for adjustments in the Contract Sum and Contract Time arising from the existence of such remains or features may be made as provided in Article 14.

§ 5.6 Allowances
§ 5.6.1 The Design-Builder shall include in the Contract Sum all allowances stated in the Design-Build Documents. Items covered by allowances shall be supplied for such amounts, and by such persons or entities as the Owner may direct, but the Design-Builder shall not be required to employ persons or entities to whom the Design-Builder has reasonable objection.

§ 5.6.2 Unless otherwise provided in the Design-Build Documents,

.1	allowances shall cover the cost to the Design-Builder of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;

.2
the Design-Builder’s costs for unloading and handling at the site, labor, installation costs, overhead, profit, and other expenses contemplated for stated allowance amounts, shall be included in the Contract Sum but not in the allowances; and

.3
whenever costs are more than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (1) the difference between actual costs and the allowances under Section 5.6.2.1 and (2) changes in Design-Builder’s costs under Section 5.6.2.2.

§ 5.6.3 The Owner shall make selections of materials and equipment with reasonable promptness for allowances requiring Owner selection.

§ 5.7 Key Personnel, Contractors and Suppliers
§ 5.7.1 The Design-Builder shall not employ personnel, or contract with Contractors or suppliers to whom the Owner has made reasonable and timely objection. The Design-Builder shall not be required to contract with anyone to whom the Design-Builder has made reasonable and timely objection.

§ 5.7.2 If the Design-Builder changes any of the personnel, Contractors or suppliers identified in the Design-Build Amendment, the Design-Builder shall notify the Owner and provide the name and qualifications of the new personnel, Contractor or supplier. The Owner may reply within 5 days to the Design-Builder in writing, stating (1) whether the Owner has reasonable objection to the proposed personnel, Contractor or supplier or (2) that the Owner requires additional time to review. Failure of the Owner to reply within the 14-day period shall constitute notice of no reasonable objection.

§ 5.7.3 Except for those persons or entities already identified or required in the Design-Build Amendment, the Design-Builder, as soon as practicable after execution of the Design-Build Amendment, shall furnish in writing to the Owner the names of persons or entities (including those who are to furnish materials or equipment fabricated to a special design) proposed for each principal portion of the Work. The Owner may reply within 5 days to the Design-Builder in writing stating (1) whether the Owner has reasonable objection to any such proposed person or entity or (2) that the Owner requires additional time for review. Failure of the Owner to reply within the 14-day period shall constitute notice of no reasonable objection.

§ 5.7.3.1 If the Owner has reasonable objection to a person or entity proposed by the Design-Builder, the Design-Builder shall propose another to whom the Owner has no reasonable objection. If the rejected person or entity was reasonably capable of performing the Work, the Contract Sum and Contract Time shall be increased or decreased by the difference, if any, occasioned by such change, and an appropriate Change Order shall be issued before commencement of the substitute person or entity’s Work. However, no increase in the Contract Sum or Contract Time shall be allowed for such change unless the Design-Builder has acted promptly and responsively in submitting names as required.

§ 5.8 Documents and Submittals at the Site
The Design-Builder shall maintain at the site for the Owner one copy of the Design-Build Documents and a current set of the Construction Documents, in good order and marked currently to indicate field changes and selections made during construction, and one copy of approved Submittals. The Design-Builder shall deliver these items to the Owner in accordance with Section 9.10.2 as a record of the Work as constructed.

§ 5.9 Use of Site
The Design-Builder shall confine operations at the site to areas permitted by applicable laws, statutes, ordinances, codes, rules and regulations, lawful orders of public authorities, and the Design-Build Documents, and shall not unreasonably encumber the site with materials or equipment.

§ 5.10 Cutting and Patching
The Design-Builder shall not cut, patch or otherwise alter fully or partially completed construction by the Owner or a separate contractor except with written consent of the Owner and of such separate contractor; such consent shall not be unreasonably withheld. The Design-Builder shall not unreasonably withhold from the Owner or a separate contractor the Design-Builder’s consent to cutting or otherwise altering the Work.

§ 5.11 Cleaning Up
§ 5.11.1 The Design-Builder shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract. At completion of the Work, the Design-Builder shall remove waste materials, rubbish, the Design-Builder’s tools, construction equipment, machinery and surplus materials from and about the Project.

§ 5.11.2 If the Design-Builder fails to clean up as provided in the Design-Build Documents, the Owner may do so and Owner shall be entitled to reimbursement from the Design-Builder.

§ 5.12 Access to Work
The Design-Builder shall provide the Owner and its separate contractors and consultants access to the Work in preparation and progress wherever located. The Design-Builder shall notify the Owner regarding Project safety criteria and programs, which the Owner, and its contractors and consultants, shall comply with while at the site.

§ 5.13 Construction by Owner or by Separate Contractors
§ 5.13.1 Owner’s Right to Perform Construction and to Award Separate Contracts
§ 5.13.1.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces; and to award separate contracts in connection with other portions of the Project, or other construction or operations on the site, under terms and conditions identical or substantially similar to this Contract, including those terms and conditions related to insurance and waiver of subrogation. The Owner shall notify the Design-Builder promptly after execution of any separate contract. If the Design-Builder claims that delay or additional cost is involved because of such action by the Owner, the Design-Builder shall make a Claim as provided in Article 14.

§ 5.13.1.2 When separate contracts are awarded for different portions of the Project or other construction or operations on the site, the term “Design-Builder” in the Design-Build Documents in each case shall mean the individual or entity that executes each separate agreement with the Owner.

§ 5.13.1.3 The Owner shall provide for coordination of the activities of the Owner’s own forces, and of each separate contractor, with the Work of the Design-Builder, who shall cooperate with them. The Design-Builder shall participate with other separate contractors and the Owner in reviewing their construction schedules. The Design-Builder shall make any revisions to the construction schedule deemed necessary after a joint review and mutual agreement. The construction schedules shall then constitute the schedules to be used by the Design-Builder, separate contractors and the Owner until subsequently revised. If the Design-Builder claims that delay or additional cost is involved because of such action by the Owner, the Design-Builder shall make a Claim as provided in Article 14.

§ 5.13.1.4 Unless otherwise provided in the Design-Build Documents, when the Owner performs construction or operations related to the Project with the Owner’s own forces or separate contractors, the Owner shall be deemed to be subject to the same obligations, and to have the same rights, that apply to the Design-Builder under the Contract.

§ 5.14 Mutual Responsibility
§ 5.14.1 The Design-Builder shall afford the Owner and separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate the Design-Builder’s construction and operations with theirs as required by the Design-Build Documents.

§ 5.14.2 If part of the Design-Builder’s Work depends upon construction or operations by the Owner or a separate contractor, the Design-Builder shall, prior to proceeding with that portion of the Work, prepare a written report to the Owner, identifying known discrepancies or defects in the construction or operations by the Owner or separate contractor that would render it unsuitable for proper execution and results of the Design-Builder’s Work. Failure of the Design-Builder to report shall not constitute an acknowledgment that the Owner’s or separate contractor’s completed or partially completed construction is fit and proper to receive the Design-Builder’s Work, except as to defects then known by the Design-Builder.

§ 5.14.3 The Design-Builder shall reimburse the Owner for costs the Owner incurs that are payable to a separate contractor because of the Design-Builder’s delays, improperly timed activities or defective construction. The Owner shall be responsible to the Design-Builder for costs the Design-Builder incurs because of a separate contractor’s delays, improperly timed activities, damage to the Work or defective construction.

§ 5.14.4 The Design-Builder shall promptly remedy damage the Design-Builder wrongfully causes to completed or partially completed construction or to property of the Owner or separate contractors as provided in Section 10.2.5.

§ 5.14.5 The Owner and each separate contractor shall have the same responsibilities for cutting and patching the Work as the Design-Builder has with respect to the construction of the Owner or separate contractors in Section 5.10.

§ 5.15 Owner’s Right to Clean Up
If a dispute arises among the Design-Builder, separate contractors and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up and will allocate the cost among those responsible.

ARTICLE 6 CHANGES IN THE WORK
§ 6.1 General
§ 6.1.1 Changes in the Work may be accomplished after execution of the Contract, and without invalidating the Contract, by Change Order or Change Directive, subject to the limitations stated in this Article 6 and elsewhere in the Design-Build Documents.

§ 6.1.2 A Change Order shall be based upon agreement between the Owner and Design-Builder. The Owner may issue a Change Directive without agreement by the Design-Builder.

§ 6.1.3 Changes in the Work shall be performed under applicable provisions of the Design-Build Documents, and the Design-Builder shall proceed promptly, unless otherwise provided in the Change Order or Change Directive.

§ 6.2 Change Orders
A Change Order is a written instrument signed by the Owner and Design-Builder stating their agreement upon all of the following:

.1	The change in the Work;

.2	The amount of the adjustment, if any, in the Contract Sum or, if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation; and

.3	The extent of the adjustment, if any, in the Contract Time.

§ 6.3 Change Directives
§ 6.3.1 A Change Directive is a written order signed by the Owner directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or, if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation, or Contract Time. The Owner may by Change Directive, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions, the Contract Sum or, if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation, and Contract Time being adjusted accordingly.

§ 6.3.2 A Change Directive shall be used in the absence of total agreement on the terms of a Change Order.

§ 6.3.3 If the Change Directive provides for an adjustment to the Contract Sum or, if prior to execution of the Design-Build Amendment, an adjustment in the Design-Builder’s compensation, the adjustment shall be based on one of the following methods:

.1	Mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

.2	Unit prices stated in the Design-Build Documents or subsequently agreed upon;

.3	Cost to be determined in a manner agreed upon by the parties and a mutually acceptable fixed or percentage fee; or

.4	As provided in Section 6.3.7.

§ 6.3.4 If unit prices are stated in the Design-Build Documents or subsequently agreed upon, and if quantities originally contemplated are materially changed in a proposed Change Order or Change Directive so that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or Design-Builder, the applicable unit prices shall be equitably adjusted.

§ 6.3.5 Upon receipt of a Change Directive, the Design-Builder shall promptly proceed with the change in the Work involved and advise the Owner of the Design-Builder’s agreement or disagreement with the method, if any, provided in the Change Directive for determining the proposed adjustment in the Contract Sum or, if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation, or Contract Time.

§ 6.3.6 A Change Directive signed by the Design-Builder indicates the Design-Builder’s agreement therewith, including adjustment in Contract Sum or, if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation, and Contract Time or the method for determining them. Such agreement shall be effective immediately and shall be recorded as a Change Order.

§ 6.3.7 If the Design-Builder does not respond promptly or disagrees with the method for adjustment in the Contract Sum or, if prior to execution of the Design-Build Amendment, the method for adjustment in the Design-Builder’s compensation, the Owner shall determine the method and the adjustment on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase, an amount for overhead and profit as set forth in the Agreement, or if no such amount is set forth in the Agreement, a reasonable amount. In such case, and also under Section 6.3.3.3, the Design-Builder shall keep and present, in such form as the Owner may prescribe, an itemized accounting together with appropriate supporting data. Unless otherwise provided in the Design-Build Documents, costs for the purposes of this Section 6.3.7 shall be limited to the following:

.1	Additional costs of professional services;

.2	Costs of labor, including social security, unemployment insurance, fringe benefits required by agreement or custom, and workers’ compensation insurance;

.3	Costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

.4	Rental costs of machinery and equipment, exclusive of hand tools, whether rented from the Design-Builder or others;

.5	Costs of premiums for all bonds and insurance, permit fees, and sales, use or similar taxes related to the Work; and

.6	Additional costs of supervision and field office personnel directly attributable to the change.

§ 6.3.8 The amount of credit to be allowed by the Design-Builder to the Owner for a deletion or change that results in a net decrease in the Contract Sum or, if prior to execution of the Design-Build Amendment, in the Design-Builder’s compensation, shall be actual net cost. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net increase, if any, with respect to that change.

§ 6.3.9 Pending final determination of the total cost of a Change Directive to the Owner, the Design-Builder may request payment for Work completed under the Change Directive in Applications for Payment. The Owner will make an interim determination for purposes of certification for payment for those costs deemed to be reasonably justified. The Owner’s interim determination of cost shall adjust the Contract Sum or, if prior to execution of the Design-Build Amendment, the Design-Builder’s compensation, on the same basis as a Change Order, subject to the right of Design-Builder to disagree and assert a Claim in accordance with Article 14.

§ 6.3.10 When the Owner and Design-Builder agree with a determination concerning the adjustments in the Contract Sum or, if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation and Contract Time, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and the Owner and Design-Builder shall execute a Change Order. Change Orders may be issued for all or any part of a Change Directive.

ARTICLE 7 OWNER’S RESPONSIBILITIES
§ 7.1 General
§ 7.1.1 The Owner’s designated representative shall be as identified in Article 1.2.1 and have express authority to bind the Owner with respect to all Project matters requiring the Owner’s approval or authorization.

§ 7.1.2 The Owner shall render decisions in a timely manner and in accordance with the Design-Builder’s schedule agreed to by the Owner. The Owner shall furnish to the Design-Builder, within 7 days after receipt of a written request, information necessary and relevant for the Design-Builder to evaluate, give notice of or enforce mechanic’s lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located, usually referred to as the site, and the Owner’s interest therein.

§ 7.2 Information and Services Required of the Owner
§ 7.2.1 The Owner shall furnish information or services required of the Owner by the Design-Build Documents with reasonable promptness.

§ 7.2.2 The Owner shall provide, to the extent under the Owner’s control and if not required by the Design-Build Documents to be provided by the Design-Builder, the results and reports of prior tests, inspections or investigations conducted for the Project involving structural or mechanical systems; chemical, air and water pollution; hazardous materials; or environmental and subsurface conditions and information regarding the presence of pollutants at the Project site. The Owner shall also provide surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site under the Owner’s control.

§ 7.2.3 The Owner shall promptly obtain easements, zoning variances, and legal authorizations or entitlements regarding site utilization where necessary for the efficient execution of the Project.

§ 7.2.4 The Owner shall cooperate with the Design-Builder in securing building and other permits, licenses and inspections.

§ 7.2.5 The services, information, surveys and reports required to be provided by the Owner under this Agreement, shall be furnished at the Owner's expense, and except as otherwise specifically provided in this Agreement or elsewhere in the Design-Build Documents, the Design-Builder shall be entitled to rely upon the accuracy and completeness thereof. In no event shall the Design-Builder be relieved of its responsibility to exercise proper precautions relating to the safe performance of the Work.

§ 7.2.6 If the Owner observes or otherwise becomes aware of a fault or defect in the Work or non-conformity with the Design-Build Documents, the Owner shall give prompt written notice thereof to the Design-Builder.

§ 7.2.7 Prior to execution of the Design-Build Amendment, the Design-Builder may request in writing that the Owner provide reasonable evidence that the Owner has made arrangements to fulfill the Owner’s obligations under the Design-Build Documents and the Design-Builder’s Proposal. Thereafter, the Design-Builder may only request such evidence if the Owner fails to make payments to the Design-Builder as the Design-Build Documents require and the failure is not a result of the fault of the Design-Builder.

§ 7.2.8 Except as otherwise provided in the Design-Build Documents or when direct communications have been specially authorized, the Owner shall communicate through the Design-Builder with persons or entities employed or retained by the Design-Builder.

§ 7.2.9 Unless required by the Design-Build Documents to be provided by the Design-Builder, the Owner shall, upon request from the Design-Builder, furnish the services of geotechnical engineers or other consultants for investigation of subsurface, air and water conditions when such services are reasonably necessary to properly carry out the design services furnished by the Design-Builder. In such event, the Design-Builder shall specify the services required. Such services may include, but are not limited to, test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, and necessary operations for anticipating subsoil conditions. The services of geotechnical engineer(s) or other consultants shall include preparation and submission of all appropriate reports and professional recommendations.

§ 7.2.10 The Owner shall purchase and maintain insurance as set forth in Exhibit B.

§ 7.3 Submittals
§ 7.3.1 The Owner shall review and approve or take other appropriate action on Submittals. Review of Submittals is not conducted for the purpose of determining the accuracy and completeness of other details, such as dimensions and quantities; or for substantiating instructions for installation or performance of equipment or systems; or for determining that the Submittals are in conformance with the Design-Build Documents, all of which remain the responsibility of the Design-Builder as required by the Design-Build Documents. The Owner’s action will be taken in accordance with the submittal schedule approved by the Owner or, in the absence of an approved submittal schedule, with reasonable promptness to permit adequate review. The Owner’s review of Submittals shall not relieve the Design-Builder of the obligations under Sections 3.1.11, 3.1.12, and 5.2.3. The Owner’s review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Owner, of any construction means, methods, techniques, sequences or procedures. The Owner’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.

§ 7.3.2 Upon review of the Submittals required by the Design-Build Documents, the Owner shall notify the Design-Builder of any non-conformance with the Design-Build Documents the Owner discovers.

§ 7.4 Visits to the site by the Owner shall not be construed to create an obligation on the part of the Owner to make on-site inspections to check the quality or quantity of the Work. The Owner shall neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for the safety precautions and programs in connection with the Work, because these are solely the Design-Builder’s rights and responsibilities under the Design-Build Documents.

§ 7.5 The Owner shall not be responsible for the Design-Builder’s failure to perform the Work in accordance with the requirements of the Design-Build Documents. The Owner shall not have control over or charge of, and will not be responsible for acts or omissions of the Design-Builder, Architect, Consultants, Contractors, or their agents or employees, or any other persons or entities performing portions of the Work for the Design-Builder.

§ 7.6 The Owner has the authority to reject Work that does not conform to the Design-Build Documents. The Owner shall have authority to require inspection or testing of the Work in accordance with Section 15.5.2, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Owner nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Owner to the Design-Builder, the Architect, Consultants, Contractors, material and equipment suppliers, their agents or employees, or other persons or entities performing portions of the Work.

§ 7.7 The date or dates of Substantial Completion shall be determined in accordance with Section 9.8 and the date of final completion in accordance with Section 9.10.

§ 7.8 Owner’s Right to Stop Work
If the Design-Builder fails to correct Work which is not in accordance with the requirements of the Design-Build Documents as required by Section 11.2 or persistently fails to carry out Work in accordance with the Design-Build Documents, the Owner may issue a written order to the Design-Builder to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Design-Builder or any other person or entity, except to the extent required by Section 5.13.1.3.

§ 7.9 Owner’s Right to Carry Out the Work
If the Design-Builder defaults or neglects to carry out the Work in accordance with the Design-Build Documents and fails within a ten-day period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may, without prejudice to other remedies the Owner may have, correct such deficiencies. In such case, an appropriate Change Order shall be issued deducting from payments then or thereafter due the Design-Builder the reasonable cost of correcting such deficiencies. If payments then or thereafter due the Design-Builder are not sufficient to cover such amounts, the Design-Builder shall pay the difference to the Owner.

ARTICLE 8   TIME
§ 8.1 Progress and Completion
§ 8.1.1 Time limits stated in the Design-Build Documents are of the essence of the Contract. By executing the Design-Build Amendment the Design-Builder confirms that the Contract Time is a reasonable period for performing the Work.

§ 8.1.2 The Design-Builder shall not, except by agreement of the Owner in writing, commence the Work prior to the effective date of insurance, other than property insurance, required by this Contract. The Contract Time shall not be adjusted as a result of the Design-Builder’s failure to obtain insurance required under this Contract.

§ 8.1.3 The Design-Builder shall proceed expeditiously with adequate forces and shall achieve Substantial Completion within the Contract Time.

§ 8.2 Delays and Extensions of Time
§ 8.2.1 If the Design-Builder is delayed at any time in the commencement or progress of the Work by an act or neglect of the Owner or of a consultant or separate contractor employed by the Owner; or by changes ordered in the Work by the Owner; or by labor disputes, fire, unusual delay in deliveries, unavoidable casualties or other causes beyond the Design-Builder’s control; or by delay authorized by the Owner pending mediation and binding dispute resolution or by other causes that justify delay; then the Contract Time shall be equitably adjusted.

§ 8.2.2 Claims relating to time shall be made in accordance with applicable provisions of Article 14.

§ 8.2.3 This Section 8.2 does not preclude recovery of damages for delay by either party under other provisions of the Design-Build Documents.

ARTICLE 9 PAYMENT APPLICATIONS AND PROJECT COMPLETION
§ 9.1 Contract Sum
The Contract Sum is stated in the Design-Build Amendment.

§ 9.2 Schedule of Values
The Design-Builder, prior to the first Application for Payment after execution of the Design-Build Amendment shall submit to the Owner a schedule of values allocating the entire Contract Sum to the various portions of the Work and prepared in such form and supported by such data to substantiate its accuracy as the Owner may require. This schedule, unless objected to by the Owner, shall be used as a basis for reviewing the Design-Builder’s Applications for Payment.

§ 9.3 Applications for Payment
§ 9.3.1 At least five days before the date established for each progress payment, the Design-Builder shall submit to the Owner an itemized Application for Payment for completed portions of the Work. The application shall be notarized and supported by data substantiating the Design-Builder’s right to payment. Approval will be performed via on site review of the pay application with the Design-Builder and Owner’s representative.

§ 9.3.1.1 As provided in Section 6.3.9, Applications for Payment may include requests for payment on account of changes in the Work that have been properly authorized by Change Directives, or by interim determinations of the Owner, but not yet included in Change Orders.

§ 9.3.1.2 Applications for Payment shall not include requests for payment for portions of the Work for which the Design-Builder does not intend to pay the Architect, Consultant, Contractor, material supplier, or other persons or entities providing services or work for the Design-Builder, unless such Work has been performed by others whom the Design-Builder intends to pay.

§ 9.3.2 Unless otherwise provided in the Design-Build Documents, payments shall be made for services provided as well as materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in advance by the Owner, payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Design-Builder with procedures satisfactory to the Owner to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interest, and shall include the costs of applicable insurance, storage and transportation to the site for such materials and equipment stored off the site.

§ 9.3.3 The Design-Builder warrants that title to all Work, other than Instruments of Service, covered by an Application for Payment will pass to the Owner no later than the time of payment. The Design-Builder further warrants that, upon submittal of an Application for Payment, all Work for which Certificates for Payment have been previously issued and payments received from the Owner shall be free and clear of liens, claims, security interests or encumbrances in favor of the Design-Builder, Architect, Consultants, Contractors, material suppliers, or other persons or entities entitled to make a claim by reason of having provided labor, materials and equipment relating to the Work.

§ 9.3.4 If any materialman's, mechanic's or other similar lien or claim is filed by any Contractor, Subcontractor, Architect, Consultant or other supplier or laborer (herein called a "Lien Claim"), and if the Design-Builder does not within ten (10) days after notice from the Owner of such filing cause such Lien Claim to be released and discharged, bonded off or provide evidence of such release and discharge that is satisfactory to Owner, Owner will have the right to pay all sums necessary to obtain such release and discharge and deduct all amounts so paid from amounts due or to become due to the Design-Builder hereunder and offset the amounts so paid against the amounts owing to the Design-Builder under the next succeeding Applications for Payment until the total amount is recouped by the Owner.

§ 9.4 Certificates for Payment
The Owner shall, within seven days after receipt of the Design-Builder’s Application for Payment, issue to the Design-Builder a Certificate for Payment indicating the amount the Owner determines is properly due, and notify the Design-Builder in writing of the Owner’s reasons for withholding certification in whole or in part as provided in Section 9.5.1.

§ 9.5 Decisions to Withhold Certification
§ 9.5.1 The Owner may withhold a Certificate for Payment in whole or in part to the extent reasonably necessary to protect the Owner due to the Owner’s determination that the Work has not progressed to the point indicated in the Design-Builder’s Application for Payment, or the quality of the Work is not in accordance with the Design-Build Documents. If the Owner is unable to certify payment in the amount of the Application, the Owner will notify the Design-Builder as provided in Section 9.4. If the Design-Builder and Owner cannot agree on a revised amount, the Owner will promptly issue a Certificate for Payment for the amount that the Owner deems to be due and owing. If the Owner has made progress payments to the Design-Builder in the manner and within the time provided in the
Design-Build Documents, then the Owner may also withhold a Certificate for Payment or, because of subsequently discovered evidence, may nullify the whole or a part of a Certificate for Payment previously issued to such extent as may be necessary to protect the Owner from loss for which the Design-Builder is responsible because of

.1	defective Work, including design and construction, not remedied;

.2	third party claims filed or reasonable evidence indicating probable filing of such claims unless security acceptable to the Owner is provided by the Design-Builder;

.3	failure of the Design-Builder to make payments properly to the Architect, Consultants, Contractors or others, for services, labor, materials or equipment;

.4	reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

.5	damage to the Owner or a separate contractor;

.6	reasonable evidence that the Work will not be completed within the Contract Time, and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay; or

.7	repeated failure to carry out the Work in accordance with the Design-Build Documents.

§ 9.5.2 When the above reasons for withholding certification are removed, certification will be made for amounts previously withheld.

§ 9.5.3 If the Owner withholds certification for payment under Section 9.5.1.3, the Owner may, at its sole option, issue joint checks to the Design-Builder and to the Architect or any Consultants, Contractor, material or equipment suppliers, or other persons or entities providing services or work for the Design-Builder to whom the Design-Builder failed to make payment for Work properly performed or material or equipment suitably delivered.

§ 9.6 Progress Payments
§ 9.6.1 After the Owner has issued a Certificate for Payment, the Owner shall make payment in the manner and within the time provided in the Design-Build Documents.

§ 9.6.2 The Design-Builder shall pay each Architect, Consultant, Contractor, and other person or entity providing services or work for the Design-Builder no later than the time period required by applicable law, but in no event more than seven days after receipt of payment from the Owner the amount to which the Architect, Consultant, Contractor, and other person or entity providing services or work for the Design-Builder is entitled, reflecting percentages actually retained from payments to the Design-Builder on account of the portion of the Work performed by the Architect, Consultant, Contractor, or other person or entity. The Design-Builder shall, by appropriate agreement with each Architect, Consultant, Contractor, and other person or entity providing services or work for the Design-Builder, require each Architect, Consultant, Contractor, and other person or entity providing services or work for the Design-Builder to make payments to subconsultants and subcontractors in a similar manner.

§ 9.6.3 The Owner will, on request and if practicable, furnish to the Architect, a Consultant, Contractor, or other person or entity providing services or work for the Design-Builder, information regarding percentages of completion or amounts applied for by the Design-Builder and action taken thereon by the Owner on account of portions of the Work done by such Architect, Consultant, Contractor or other person or entity providing services or work for the Design-Builder.

§ 9.6.4 The Owner has the right to request written evidence from the Design-Builder that the Design-Builder has properly paid the Architect, Consultants, Contractors, or other person or entity providing services or work for the Design-Builder, amounts paid by the Owner to the Design-Builder for the Work. If the Design-Builder fails to furnish such evidence within seven days, the Owner shall have the right to contact the Architect, Consultants, and Contractors to ascertain whether they have been properly paid. The Owner shall have no obligation to pay or to see to the payment of money to a Consultant or Contractor, except as may otherwise be required by law.

§ 9.6.5 Design-Builder payments to material and equipment suppliers shall be treated in a manner similar to that provided in Sections 9.6.2, 9.6.3 and 9.6.4.

§ 9.6.6 A Certificate for Payment, a progress payment, or partial or entire use or occupancy of the Project by the Owner shall not constitute acceptance of Work not in accordance with the Design-Build Documents.

§ 9.6.7 Unless the Design-Builder provides the Owner with a payment bond in the full penal sum of the Contract Sum, payments received by the Design-Builder for Work properly performed by the Architect, Consultants, Contractors and other person or entity providing services or work for the Design-Builder, shall be held by the Design-Builder for the Architect and those Consultants, Contractors, or other person or entity providing services or work for the Design-Builder, for which payment was made by the Owner. Nothing contained herein shall require money to be placed in a separate account and not commingled with money of the Design-Builder, shall create any fiduciary liability or tort liability on the part of the Design-Builder for breach of trust or shall entitle any person or entity to an award of punitive damages against the Design-Builder for breach of the requirements of this provision.

§ 9.7 Failure of Payment
If the Owner does not issue Payment, through no fault of the Design-Builder, within the time noted herein, then the Design-Builder may, upon seven days’ written notice to the Owner, stop the Work until payment of the amount owing has been received. The Contract Time shall be extended appropriately and the Contract Sum shall be increased by the amount of the Design-Builder’s reasonable costs of shut-down, delay and start-up, plus interest as provided for in the Design-Build Documents.

§ 9.8 Substantial Completion
§ 9.8.1 Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Design-Build Documents so that the Owner can occupy or utilize the Work for its intended use.

§ 9.8.2 When the Design-Builder considers that the Work, or a portion thereof which the Owner agrees to accept separately, is substantially complete, the Design-Builder shall prepare and submit to the Owner a comprehensive list of items to be completed or corrected prior to final payment. Failure to include an item on such list does not alter the responsibility of the Design-Builder to complete all Work in accordance with the Design-Build Documents.

§ 9.8.3 Upon receipt of the Design-Builder’s list, the Owner shall make an inspection to determine whether the Work or designated portion thereof is substantially complete. If the Owner’s inspection discloses any item, whether or not included on the Design-Builder’s list, which is not sufficiently complete in accordance with the Design-Build Documents so that the Owner can occupy or utilize the Work or designated portion thereof for its intended use, the Design-Builder shall, before issuance of the Certificate of Substantial Completion, complete or correct such item upon notification by the Owner. In such case, the Design-Builder shall then submit a request for another inspection by the Owner to determine Substantial Completion.

§ 9.8.4 Prior to issuance of the Certificate of Substantial Completion under Section 9.8.5, the Owner and Design-Builder shall discuss and then determine the parties’ obligations to obtain and maintain property insurance following issuance of the Certificate of Substantial Completion.

§ 9.8.5 When the Work or designated portion thereof is substantially complete, the Design-Builder will prepare for the Owner’s signature a Certificate of Substantial Completion that shall, upon the Owner’s signature, establish the date of Substantial Completion; establish responsibilities of the Owner and Design-Builder for security, maintenance, heat, utilities, damage to the Work and insurance; and fix the time within which the Design-Builder shall finish all items on the list accompanying the Certificate. Warranties required by the Design-Build Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Certificate of Substantial Completion.

§ 9.8.6 The Certificate of Substantial Completion shall be submitted by the Design-Builder to the Owner for written acceptance of responsibilities assigned to it in the Certificate. Upon the Owner’s acceptance, and consent of surety, if any, the Owner shall make payment of retainage applying to the Work or designated portion thereof. Payment shall be adjusted for Work that is incomplete or not in accordance with the requirements of the Design-Build Documents.

§ 9.9 Partial Occupancy or Use
§ 9.9.1 The Owner may occupy or use any completed or partially completed portion of the Work at any stage when such portion is designated by separate agreement with the Design-Builder, provided such occupancy or use is consented to, by endorsement or otherwise, by the insurer providing property insurance and authorized by public authorities having jurisdiction over the Project. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Design-Builder have accepted in writing the responsibilities assigned to each of them for payments, retainage, if any, security, maintenance, heat, utilities, damage to the Work and insurance, and have agreed in writing concerning the period for correction of the Work and commencement of warranties required by the Design-Build Documents. When the Design-Builder considers a portion substantially complete, the Design-Builder shall prepare and submit a list to the Owner as provided under Section 9.8.2. Consent of the Design-Builder to partial occupancy or use shall not be unreasonably withheld. The stage of the progress of the Work shall be determined by written agreement between the Owner and Design-Builder.

§ 9.9.2 Immediately prior to such partial occupancy or use, the Owner and Design-Builder shall jointly inspect the area to be occupied or portion of the Work to be used in order to determine and record the condition of the Work.

§ 9.9.3 Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Design-Build Documents.

§ 9.10 Final Completion and Final Payment
§ 9.10.1 Upon receipt of the Design-Builder’s written notice that the Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment, the Owner will promptly make such inspection. When the Work is complete under the Design-Build Documents and the Contract fully performed, the Owner will, subject to Section 9.10.2, promptly issue a final Certificate for Payment.

§ 9.10.2 Neither final payment nor any remaining retained percentage shall become due until the Design-Builder submits to the Owner (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work, for which the Owner or the Owner’s property might be responsible or encumbered, (less amounts withheld, retained, or remaining to be paid by Owner) have been paid or otherwise satisfied, (2) a certificate evidencing that insurance required by the Design-Build Documents to remain in force after final payment is currently in effect, (3) a written statement that the Design-Builder knows of no substantial reason that the insurance will not be renewable to cover the period required by the Design-Build Documents, (4) consent of surety, if any, to final payment, (5) as-constructed record copy of the Construction Documents marked to indicate field changes and selections made during construction, (6) manufacturer’s warranties, product data, and maintenance and operations manuals, and (7) if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, or releases and waivers of liens, claims, security interests, or encumbrances, arising out of the Contract. If an Architect, a Consultant, or a Contractor, or other person or entity providing services or work for the Design-Builder, refuses to furnish a release or waiver required by the Owner, the Design-Builder may furnish a bond satisfactory to the Owner to indemnify the Owner against such liens, claims, security interests, or encumbrances. If such liens, claims, security interests, or encumbrances remain unsatisfied after payments are made, and if the Design-Builder has not furnished a bond to indemnify the Owner against such liens, claims, security interests, or encumbrances, then the Design-Builder shall refund to the Owner all reasonable amounts that the Owner may be compelled to pay in discharging such liens, claims, security interests, or encumbrances, including all costs and reasonable attorneys’ fees.

§ 9.10.3 If, after Substantial Completion of the Work, final completion thereof is materially delayed through no fault of the Design-Builder or by issuance of Change Orders affecting final completion, the Owner shall, upon application by the Design-Builder, and without terminating the Contract, make payment of the balance due for that portion of the Work fully completed and accepted. If the remaining balance for Work not fully completed or corrected is less than retainage stipulated in the Design-Build Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by the Design-Builder to the Owner prior to issuance of payment. Such payment shall be made under terms and conditions governing final payment, except that it shall not constitute a waiver of claims.

§ 9.10.4 The making of final payment shall constitute a waiver of Claims by the Owner except those arising from

.1	liens, Claims, security interests or encumbrances arising out of the Contract and unsettled at the time of making payment;

.2	failure of the Work to comply with the requirements of the Design-Build Documents;

.3	terms of special warranties required by the Design-Build Documents; or

.4	indemnity obligations

§ 9.10.5 Acceptance of final payment by the Design-Builder shall constitute a waiver of claims by the Design-Builder except those previously made in writing and identified by the Design-Builder as unsettled at the time of final Application for Payment.

ARTICLE 10 PROTECTION OF PERSONS AND PROPERTY
§ 10.1 Safety Precautions and Programs
The Design-Builder shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Contract unless the Owner gives other specific written instructions concerning these matters or concerning construction means, methods, techniques, sequences, and procedures.

§ 10.2 Safety of Persons and Property
§ 10.2.1 The Design-Builder shall be responsible for precautions for the safety of, and reasonable protection to prevent damage, injury or loss to

.1	employees on the Work and other persons who may be affected thereby;

.2
the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody or control of the Design-Builder or the Architect, Consultants, or Contractors, or other person or entity providing services or work for the Design-Builder; and

.3
other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, or structures and utilities not designated for removal, relocation or replacement in the course of construction.

§ 10.2.2 The Design-Builder shall comply with, and give notices required by, applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities, bearing on safety of persons or property, or their protection from damage, injury or loss.

§ 10.2.3 The Design-Builder shall implement, erect, and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations, and notify owners and users of adjacent sites and utilities of the safeguards and protections.

§ 10.2.4 When use or storage of explosives or other hazardous materials or equipment, or unusual methods, are necessary for execution of the Work, the Design-Builder shall exercise utmost care, and carry on such activities under supervision of properly qualified personnel.

§ 10.2.5 The Design-Builder shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Design-Build Documents) to property referred to in Sections 10.2.1.2 and 10.2.1.3, caused in whole or in part by the Design-Builder, the Architect, a Consultant, a Contractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the Design-Builder is responsible under Sections 10.2.1.2 and 10.2.1.3; except damage or loss attributable to acts or omissions of the Owner, or anyone directly or indirectly employed by the Owner, or by anyone for whose acts the Owner may be liable, and not attributable to the fault or negligence of the Design-Builder. The foregoing obligations of the Design-Builder are in addition to the Design-Builder’s obligations under Section 3.1.14.

§ 10.2.6 The Design-Builder shall designate a responsible member of the Design-Builder’s organization, at the site, whose duty shall be the prevention of accidents. This person shall be the Design-Builder’s superintendent unless otherwise designated by the Design-Builder in writing to the Owner.

§ 10.2.7 The Design-Builder shall not permit any part of the construction or site to be loaded so as to cause damage or create an unsafe condition.

§ 10.2.8 Injury or Damage to Person or Property. If the Owner or Design-Builder suffers injury or damage to person or property because of an act or omission of the other, or of others for whose acts such party is legally responsible, written notice of the injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after discovery. The notice shall provide sufficient detail to enable the other party to investigate the matter.

§ 10.3 Hazardous Materials
§ 10.3.1 The Design-Builder is responsible for compliance with any requirements included in the Design-Build Documents regarding hazardous materials. If the Design-Builder encounters a hazardous material or substance not addressed in the Design-Build Documents and if reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Design-Builder, the Design-Builder shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner in writing.

§ 10.3.2 Upon receipt of the Design-Builder’s written notice, the Owner shall obtain the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Design-Builder and, in the event such material or substance is found to be present, to cause it to be rendered harmless. Unless otherwise required by the Design-Build Documents, the Owner shall furnish in writing to the Design-Builder the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. The Design-Builder will promptly reply to the Owner in writing stating whether or not the Design-Builder has reasonable objection to the persons or entities proposed by the Owner. If the Design-

Builder has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Design-Builder has no reasonable objection. When the material or substance has been rendered harmless, Work in the affected area shall resume upon written agreement of the Owner and Design-Builder. By Change Order, the Contract Time shall be extended appropriately and the Contract Sum shall be increased in the amount of the Design-Builder’s reasonable additional costs of shut-down, delay and start-up.

§ 10.3.3 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Design-Builder, the Architect, Consultants, and Contractors, and employees of any of them, from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work in the affected area, if in fact the material or substance presents the risk of bodily injury or death as described in Section 10.3.1 and has not been rendered harmless as a result of the Owner’s negligence, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to, or destruction of, tangible property (other than the Work itself), except to the extent that such damage, loss or expense is due to the fault or negligence of the party seeking indemnity.

§ 10.3.4 The Owner shall not be responsible under this Section 10.3 for materials or substances the Design-Builder brings to the site unless such materials or substances are required by the Owner’s Criteria. The Owner shall be responsible for materials or substances required by the Owner’s Criteria, except to the extent of the Design-Builder’s fault or negligence in the use and handling of such materials or substances.

§ 10.3.5 The Design-Builder shall indemnify the Owner for the cost and expense the Owner incurs (1) for remediation of a material or substance the Design-Builder brings to the site and negligently handles, or (2) where the Design-Builder fails to perform its obligations under Section 10.3.1, except to the extent that the cost and expense are due to the Owner’s fault or negligence.

§ 10.3.6 If, without negligence on the part of the Design-Builder, the Design-Builder is held liable by a government agency for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Design-Build Documents, the Owner shall indemnify the Design-Builder for all cost and expense thereby incurred.

§ 10.4 Emergencies
In an emergency affecting safety of persons or property, the Design-Builder shall act, at the Design-Builder’s discretion, to prevent threatened damage, injury or loss.

ARTICLE 11 UNCOVERING AND CORRECTION OF WORK
§ 11.1 Uncovering of Work
The Owner may request to examine a portion of the Work that the Design-Builder has covered to determine if the Work has been performed in accordance with the Design-Build Documents. If such Work is in accordance with the Design-Build Documents the time and costs of uncovering and replacing the Work shall be at the Owner’s expense and, the Owner and Design-Builder shall execute a Change Order to adjust the Contract Time and Contract Sum, as appropriate. If such Work is not in accordance with the Design-Build Documents, the costs of uncovering and correcting the Work shall be at the Design-Builder’s expense and the Design-Builder shall not be entitled to a change in the Contract Time unless the condition was caused by the Owner or a separate contractor in which event the Owner shall be responsible for payment of such costs and the Contract Time will be adjusted as appropriate.

§ 11.2 Correction of Work
§ 11.2.1 Before or After Substantial Completion. The Design-Builder shall promptly correct Work failing to conform to the requirements of the Design-Build Documents, whether discovered before or after Substantial Completion and whether or not fabricated, installed or completed. Costs of correcting such Work, including reasonable and necessary additional testing and inspections, the cost of uncovering and replacement, and reasonable compensation for any design consultant employed by the Owner whose expenses and compensation were made necessary thereby, shall be at the Design-Builder’s expense.

§ 11.2.2 After Substantial Completion
§ 11.2.2.1 In addition to the Design-Builder’s obligations under Section 3.1.12, if, within one year after the date of Substantial Completion of the Work or designated portion thereof or after the date for commencement of warranties established under Section 9.9.1, or by terms of an applicable special warranty required by the Design-Build Documents, any of the Work is found not to be in accordance with the requirements of the Design-Build Documents, the Design-Builder shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given the Design-Builder a written acceptance of such condition. The Owner shall give such notice within a reasonable time after discovery of the condition. During the one-year period for correction of the Work, if the Owner fails to notify the Design-Builder within a reasonable time after discovery and give the Design-Builder an opportunity to make the correction, the Owner waives the rights to require correction by the Design-Builder and to make a claim for breach of warranty. If the Design-Builder fails to correct nonconforming Work within a reasonable time during that period after receipt of notice from the Owner, the Owner may correct it in accordance with Section 7.9.

§ 11.2.2.2 The one-year period for correction of Work shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual completion of that portion of the Work.

§ 11.2.2.3 The one-year period for correction of Work shall not be extended by corrective Work performed by the Design-Builder pursuant to this Section 11.2.

§ 11.2.3 The Design-Builder shall remove from the site portions of the Work that are not in accordance with the requirements of the Design-Build Documents and are neither corrected by the Design-Builder nor accepted by the Owner.

§ 11.2.4 The Design-Builder shall bear the cost of correcting destroyed or damaged Work of the Owner or separate contractors, whether completed or partially completed, caused by the Design-Builder’s correction or removal of Work that is not in accordance with the requirements of the Design-Build Documents.

§ 11.2.5 Nothing contained in this Section 11.2 shall be construed to establish a period of limitation with respect to other obligations the Design-Builder has under the Design-Build Documents. Establishment of the one-year period for correction of Work as described in Section 11.2.2 relates only to the specific obligation of the Design-Builder to correct the Work, and has no relationship to the time within which the obligation to comply with the Design-Build Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Design-Builder’s liability with respect to the Design-Builder’s obligations other than specifically to correct the Work.

§ 11.3 Acceptance of Nonconforming Work
If the Owner prefers to accept Work that is not in accordance with the requirements of the Design-Build Documents, the Owner may do so instead of requiring its removal and correction, in which case the Contract Sum will be reduced as appropriate and equitable. Such adjustment shall be effected whether or not final payment has been made.

ARTICLE 12 COPYRIGHTS AND LICENSES
§ 12.1 Drawings, specifications, and other documents furnished by the Design-Builder, including those in electronic form, are Instruments of Service. The Design-Builder, and the Architect, Consultants, Contractors, and any other person or entity providing services or work for any of them, shall be deemed the authors and owners of their respective Instruments of Service, including the Drawings and Specifications, and shall retain all common law, statutory and other reserved rights, including copyrights. Submission or distribution of Instruments of Service to meet official regulatory requirements, or for similar purposes in connection with the Project, is not to be construed as publication in derogation of the reserved rights of the Design-Builder and the Architect, Consultants, and Contractors, and any other person or entity providing services or work for any of them.

§ 12.2 The Design-Builder and the Owner warrant that in transmitting Instruments of Service, or any other information, the transmitting party is the copyright owner of such information or has permission from the copyright owner to transmit such information for its use on the Project.

§ 12.3 Upon execution of the Agreement, the Design-Builder grants to the Owner an irrevocable non-exclusive license to use the Instruments of Service from the moment of creation and without expiration or termination for purposes of constructing, using, maintaining, altering and adding to the Project, provided that the Owner has paid all undisputed sums when due, under the Design-Build Documents. The license granted under this section permits the Owner to authorize others employed by the Owner such as the Owner’s consultants and separate contractors to reproduce applicable portions of the Instruments of Service for use in performing services or construction for the Project without compensation to the Design-Builder. The license granted shall survive the expiration or termination of the Contract provided that in the event of an early termination of the Contract, compensation to the Design-Builder for the license shall be calculated by multiplying the percentage of completion of the Instruments of Service by the share of the Contract Sum allocated to the Instruments of Service.

§ 12.3.1 The Design-Builder shall obtain non-exclusive licenses from the Architect, Consultants, and Contractors, that will allow the Design-Builder to satisfy its obligations to the Owner under this Article 12

§ 12.3.2 In the event the Owner alters the Instruments of Service without the author’s written authorization or uses the Instruments of Service without retaining the authors of the Instruments of Service, the Owner releases the Design-Builder,

Architect, Consultants, Contractors and any other person or entity providing services or work for any of them, from all claims and causes of action arising from or related to such uses. The Owner, to the extent permitted by law, further agrees to indemnify and hold harmless the Design-Builder, Architect, Consultants, Contractors and any other person or entity providing services or work for any of them, from all costs and expenses, including the cost of defense, related to claims and causes of action asserted by any third person or entity to the extent such costs and expenses arise from the Owner’s alteration or use of the Instruments of Service under this Section 12.3.2.

ARTICLE 13 TERMINATION OR SUSPENSION
§ 13.1 Termination or Suspension Prior to Execution of the Design-Build Amendment
§ 13.1.1 If the Owner fails to make payments to the Design-Builder for Work prior to execution of the Design-Build Amendment in accordance with this Agreement, such failure shall be considered substantial nonperformance and cause for termination or, at the Design-Builder’s option, cause for suspension of performance of services under this Agreement. If the Design-Builder elects to suspend the Work, the Design-Builder shall give seven days’ written notice to the Owner before suspending the Work. In the event of a suspension of the Work, the Design-Builder shall have no liability to the Owner for delay or damage caused by the suspension of the Work. Before resuming the Work, the Design-Builder shall be paid all sums due prior to suspension and any expenses incurred in the interruption and resumption of the Design-Builder’s Work. The Design-Builder’s compensation for, and time to complete, the remaining Work shall be equitably adjusted.

§ 13.1.2 If the Owner suspends the Project, the Design-Builder shall be compensated for the Work performed prior to notice of such suspension. When the Project is resumed, the Design-Builder shall be compensated for expenses incurred in the interruption and resumption of the Design-Builder’s Work. The Design-Builder’s compensation for, and time to complete, the remaining Work shall be equitably adjusted.

§ 13.1.3 If the Owner suspends the Project for more than 90 cumulative days for reasons other than the fault of the Design-Builder, the Design-Builder may terminate this Agreement by giving not less than seven days’ written notice.

§ 13.1.4 Either party may terminate this Agreement upon not less than seven days’ written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.

§ 13.1.5 The Owner may terminate this Agreement upon not less than seven days’ written notice to the Design-Builder for the Owner’s convenience and without cause.

§ 13.1.6 In the event of termination not the fault of the Design-Builder, the Design-Builder shall be compensated for Work performed prior to termination, together with Reimbursable Expenses then due and any other expenses directly attributable to termination for which the Design-Builder is not otherwise compensated, including costs attributable to termination of the Design-Builder’s agreements with its Architect, Consultants, and Contractors. In no event shall the Design-Builder’s compensation under this Section 13.1.6 be greater than the compensation set forth in Section 2.1.

§ 13.2 Termination or Suspension Following Execution of the Design-Build Amendment
§ 13.2.1 Termination by the Design-Builder
§ 13.2.1.1 The Design-Builder may terminate the Contract if the Work is stopped for a period of 30 consecutive days through no act or fault of the Design-Builder, the Architect, a Consultant, or a Contractor, or their agents or employees, or any other persons or entities performing portions of the Work under direct or indirect contract with the Design-Builder, for any of the following reasons:

.1	Issuance of an order of a court or other public authority having jurisdiction that requires all Work to be stopped;

.2	An act of government, such as a declaration of national emergency that requires all Work to be stopped;

.3
Because the Owner has not issued a Certificate for Payment and has not notified the Design-Builder of the reason for withholding certification as provided in Section 9.5.1, or because the Owner has not made payment on a Certificate for Payment within the time stated in the Design-Build Documents; or

.4	The Owner has failed to furnish to the Design-Builder promptly, upon the Design-Builder’s request, reasonable evidence as required by Section 7.2.7.

§ 13.2.1.2 The Design-Builder may terminate the Contract if, through no act or fault of the Design-Builder, the Architect, a Consultant, a Contractor, or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Design-Builder, repeated suspensions, delays or interruptions of the entire Work by the Owner result in more than 45 days of delays and/or interruptions.

§ 13.2.1.3 If one of the reasons described in Section 13.2.1.1 or 13.2.1.2 exists, the Design-Builder may, upon written notice of default to the Owner, terminate the Contract if the default is not cured within seven days following the notice of default and pursue from the Owner such damages as Design-Builder may be entitled to under law, however, if such default cannot reasonably be cured within the applicable time period, then Owner shall not be deemed in default so long as it commences to cure the same within such period and diligently pursues such cure, and provided further that Contractor shall not terminate the Contract for non-payment if the non-payment is the subject of a bona-fide dispute.

§ 13.2.1.4 If the Work is stopped for a period of 60 consecutive days through no act or fault of the Design-Builder or any other persons or entities performing portions of the Work under contract with the Design-Builder because the Owner has repeatedly failed to fulfill the Owner’s obligations under the Design-Build Documents with respect to matters important to the progress of the Work, the Design-Builder may, upon seven additional days’ written notice to the Owner, terminate the Contract and recover from the Owner as provided in Section 13.2.1.3.

§ 13.2.2 Termination by the Owner for Cause
§ 13.2.2.1 The Design-Builder may be deemed in default if the Design-Builder

.1	fails to submit the Proposal by the date required by this Agreement, or if no date is indicated, within a reasonable time consistent with the date of Substantial Completion;

.2	repeatedly refuses or fails to supply an Architect, or enough properly skilled Consultants, Contractors, or workers or proper materials;

.3	fails to make payment to the Architect, Consultants, or Contractors for services, materials or labor in accordance with their respective agreements with the Design-Builder;

.4	repeatedly disregards applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of a public authority; or

.5	is otherwise guilty of substantial material breach of a provision of the Design-Build Documents.

§ 13.2.2.2 If the Design-Builder fails within a ten-day period after receipt of written notice from the Owner to commence and correct such default, the Owner may without prejudice to any other rights or remedies of the Owner, terminate employment of the Design-Builder and may, subject to any prior rights of the surety:

.1	Exclude the Design-Builder from the site and take possession of all materials, equipment, tools, and construction equipment and machinery thereon owned by the Design-Builder;

.2	Accept assignment of the Architect, Consultant and Contractor agreements pursuant to Section 3.1.15; and

.3
Finish the Work by whatever reasonable method the Owner may deem expedient. Upon written request of the Design-Builder, the Owner shall furnish to the Design-Builder a detailed accounting of the costs incurred by the Owner in finishing the Work.

§ 13.2.2.3 When the Owner terminates the Contract for one of the reasons stated in Section 13.2.2.1, the Design-Builder shall not be entitled to receive further payment until the Work is finished.

§ 13.2.2.4 If the unpaid balance of the Contract Sum exceeds costs of finishing the Work and other damages incurred by the Owner and not expressly waived, Design-Builder shall be paid for Work satisfactorily performed but not to exceed the Design-Builder’s unpaid balance of the Contract Sum. If such costs and damages exceed the unpaid balance, the Design-Builder shall pay the difference to the Owner. The obligation for such payments shall survive termination of the Contract.

§ 13.2.3 Suspension by the Owner for Convenience
§ 13.2.3.1 The Owner may, without cause, order the Design-Builder in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine.

§ 13.2.3.2 The Contract Sum and Contract Time shall be adjusted for increases in the cost and time caused by suspension, delay or interruption as described in Section 13.2.3.1. Adjustment of the Contract Sum shall include reasonable overhead and profit. No adjustment to the Contract Sum shall be made to the extent

.1	that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Design-Builder is responsible.

§ 13.2.4 Termination by the Owner for Convenience
§ 13.2.4.1 The Owner may, at any time, terminate the Contract for the Owner’s convenience and without cause.

§ 13.2.4.2 Upon receipt of written notice from the Owner of such termination for the Owner’s convenience, the Design-Builder shall

.1	cease operations as directed by the Owner in the notice;

.2	take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; and,

.3
except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing Project agreements, including agreements with the Architect, Consultants, Contractors, and purchase orders, and enter into no further Project agreements and purchase orders.

§ 13.2.4.3 In case of such termination for the Owner’s convenience, the Design-Builder shall be entitled to receive payment for Work executed, and costs incurred by reason of such termination, including costs attributable to termination of the Design-Builder’s agreements with its Architect, Consultants, and Contractors, and along with reasonable overhead and profit on the Work not executed.

ARTICLE 14 CLAIMS AND DISPUTE RESOLUTION
§ 14.1 Claims
§ 14.1.1 Definition. A Claim is a demand or assertion by Design-Builder seeking, as a matter of right, payment of money, or other relief against Owner with respect to the terms of the Contract. The responsibility to substantiate Claims shall rest with the Design-Builder. This Article 14 does not require the Owner to make a claim against the Design-Builder in order for the Owner to exercise its rights and remedies against the Design-Builder, including but not limited to the imposition of liquidated damages in accordance with the Contract Documents.

§ 14.1.2 Time Limits on Causes of Action. The Owner and Design-Builder shall commence causes of action, whether in contract, tort, breach of warranty or otherwise, against the other, arising out of or related to the Contract in accordance with the requirements of the binding dispute resolution method selected in Section 1.3 and within the time period specified by the applicable statute of limitations and repose. The Owner and Design-Builder waive all claims and causes of action not commenced in accordance with this Section 14.1.2.

§ 14.1.3 Notice of Claims
§ 14.1.3.1 Time Limit on claims. Prior to Final Payment, Claims by Design-Builder must be initiated by written notice to the Owner within 21 days after occurrence of the event giving rise to such Claim or within 21 days after the Design-Builder recognizes the condition giving rise to the Claim, whichever is later. Failure to submit proper and timely notice shall constitute a waiver and abandonment of the Claim.

§ 14.1.3.2 [Intentionally Deleted]

§ 14.1.4 Continuing Contract Performance. Pending final resolution of a Claim, except as otherwise agreed in writing or as provided in Section 9.7 and Article 13, the Owner and Design-Builder shall proceed diligently with performance of the Contract and the Owner shall continue to make payments of undisputed sums in accordance with the Design-Build Documents.

§ 14.1.5 Claims for Additional Cost. If the Design-Builder intends to make a Claim for an increase in the Contract Sum, written notice as provided herein shall be given before proceeding to execute the portion of the Work that relates to the Claim. Prior notice is not required for Claims relating to an emergency endangering life or property arising under Section 10.4.

§ 14.1.6 Claims for Additional Time
§ 14.1.6.1 If the Design-Builder intends to make a Claim for an increase in the Contract Time, written notice as provided herein shall be given. Within 21 days after giving notice, the Design-Builder shall provide an estimate of cost and of probable effect of delay on progress of the Work. In the case of a continuing delay, only one Claim is necessary.

§ 14.1.6.2 If adverse weather conditions are the basis for a Claim for additional time, such Claim shall be documented by data substantiating that weather conditions were abnormal for the period of time, could not have been reasonably anticipated, and had an adverse effect on the scheduled construction.

§ 14.1.7 Claims for Consequential Damages
The Design-Builder and Owner waive Claims against each other for consequential damages arising out of or relating to this Contract. This mutual waiver includes but is not limited to:

.1
damages incurred by the Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons; and

.2	damages incurred by the Design-Builder for losses of financing, business and reputation, and for loss of profit except anticipated profit arising directly from the Work.

This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with Article 13. Nothing contained in this Section 14.1.7 shall be deemed to preclude an award of liquidated damages, when applicable, in accordance with the requirements of the Design-Build Documents nor shall the foregoing waiver apply to indemnity obligations and damages caused by a party’s gross negligence or willful misconduct.

§ 14.2 Initial Decision
§ 14.2.1 An initial decision shall be required as a condition precedent to mediation of all Claims initiated prior to the date final payment is due, excluding those arising under Sections 10.3 and 10.4 of the Agreement and Sections B.3.2.9 and B.3.2.10 of Exhibit B to this Agreement, unless 30 days have passed after the Claim has been initiated with no decision having been rendered. Unless otherwise mutually agreed in writing, the Owner shall render the initial decision on Claims.

§ 14.2.2 Procedure
§ 14.2.2.1 [Intentionally Deleted]

§ 14.2.2.2 Claims Initiated by the Design-Builder. If the Design-Builder initiates a Claim, the Owner will take one or more of the following actions within ten days after receipt of the notice required under Section 14.1.3.1: (1) request additional supporting data, (2) render an initial decision rejecting the Claim in whole or in part, (3) render an initial decision approving the Claim, (4) suggest a compromise or (5) indicate that it is unable to render an initial decision because the Owner lacks sufficient information to evaluate the merits of the Claim.

§ 14.2.3 In evaluating Claims, the Owner may, but shall not be obligated to, consult with or seek information from persons with special knowledge or expertise who may assist the Owner in rendering a decision. The retention of such persons shall be at the Owner’s expense.

§ 14.2.4 If the Owner requests the Design-Builder to furnish additional supporting data, the Design-Builder shall respond, within ten days after receipt of such request, and shall either (1) provide a response or the requested supporting data, (2) advise the Owner when the response or supporting data will be furnished or (3) advise the Owner that no supporting data will be furnished. Upon receipt of the response or supporting data, if any, the Owner will either reject or approve the Claim in whole or in part.

§ 14.2.5 The Owner’s initial decision shall (1) be in writing; (2) state the reasons therefor; and (3) identify any change in the Contract Sum or Contract Time or both. The initial decision shall be subject to mediation and, if the parties fail to resolve their dispute through mediation, to binding dispute resolution.

§ 14.2.6 Either party may file for mediation of an initial decision at any time, subject to the terms of Section 14.2.6.1.

§ 14.2.6.1 Either party may, within 30 days from the date of an initial decision, demand in writing that the other party file for mediation. If such a demand is made and the party receiving the demand fails to file for mediation within 30 days after receiving the demand, then the party receiving the demand waives its rights to mediate as provided in Section 14.3.

§ 14.2.7 In the event of a Claim against the Design-Builder, the Owner may, but is not obligated to, notify the surety, if any, of the nature and amount of the Claim. If the Claim relates to a possibility of a Design-Builder’s default, the Owner may, but is not obligated to, notify the surety and request the surety’s assistance in resolving the controversy.

§ 14.2.8 If a Claim relates to or is the subject of a mechanic’s lien, the parties may proceed in accordance with applicable law to comply with the lien notice or filing deadlines.

§ 14.3 Mediation
§ 14.3.1 Claims, disputes, or other matters in controversy arising out of or related to the Contract, except those waived as provided for in Sections 9.10.4, 9.10.5, and 14.1.7, shall be subject to mediation as a condition precedent to binding dispute resolution.

§ 14.3.2 The parties shall endeavor to resolve Claims as well as any other disputes or other matters in controversy by mediation which, unless the parties mutually agree otherwise, shall be administered by the American Arbitration Association in accordance with its Construction Industry Mediation Procedures in effect on the date of the Agreement. A request for mediation shall be made in writing, delivered to the other party to the Contract, and filed with the person or entity administering the mediation. The request may be made concurrently with the filing of binding dispute resolution proceedings but, in such event, mediation shall proceed in advance of binding dispute resolution proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order. If an arbitration proceeding is stayed pursuant to this Section 14.3.2, the parties may nonetheless proceed to the selection of the arbitrator(s) and agree upon a schedule for later proceedings.

§ 14.3.2.1 At least 15 days prior to mediation, the parties will attempt to resolve any Claims, disputes or other matters in controversy through direct discussions. Prior to any meetings, the parties will exchange relevant information that will assist the parties in resolving their dispute or disagreement. If the meeting does not occur, or if after meeting the parties determine that the dispute or disagreement cannot be resolved on terms satisfactory to both parties, the parties shall proceed with the mediation.

§ 14.3.3 The parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction.

§ 14.4 Arbitration
§ 14.4.1 If the parties have selected arbitration as the method for binding dispute resolution in Section 1.3, any Claim and other disputes or matters in controversy subject to, but not resolved by, mediation shall be subject to arbitration which, unless the parties mutually agree otherwise, shall be administered by the American Arbitration Association in accordance with its Construction Industry Arbitration Rules in effect on the date of the Agreement. A demand for arbitration shall be made in writing, delivered to the other party to the Contract, and filed with the person or entity administering the arbitration. The party filing a notice of demand for arbitration must assert in the demand all Claims and other disputes or matters in controversy then known to that party on which arbitration is permitted to be demanded.

§ 14.4.1.1 A demand for arbitration shall be made no earlier than concurrently with the filing of a request for mediation, but in no event shall it be made after the date when the institution of legal or equitable proceedings based on the Claim and other disputes or matters in controversy would be barred by the applicable statute of limitations or statute of repose. For statute of limitations or statute of repose purposes, receipt of a written demand for arbitration by the person or entity administering the arbitration shall constitute the institution of legal or equitable proceedings based on the Claim and other disputes or matters in controversy.

§ 14.4.2 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.

§ 14.4.3 The foregoing agreement to arbitrate, and other agreements to arbitrate with an additional person or entity duly consented to by parties to the Agreement, shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

§ 14.4.4 Consolidation or Joinder
§ 14.4.4.1 Either party, at its sole discretion, may consolidate an arbitration conducted under this Agreement with any other arbitration to which it is a party provided that (1) the arbitration agreement governing the other arbitration permits consolidation, (2) the arbitrations to be consolidated substantially involve common questions of law or fact, and (3) the arbitrations employ materially similar procedural rules and methods for selecting arbitrator(s).

§ 14.4.4.2 Either party, at its sole discretion, may include by joinder persons or entities substantially involved in a common question of law or fact whose presence is required if complete relief is to be accorded in arbitration, provided that the party sought to be joined consents in writing to such joinder. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent.

§ 14.4.4.3 The Owner and Design-Builder grant to any person or entity made a party to an arbitration conducted under this Section 14.4, whether by joinder or consolidation, the same rights of joinder and consolidation as the Owner and Design-Builder under this Agreement.

ARTICLE 15 MISCELLANEOUS PROVISIONS
§ 15.1 Governing Law
The Contract shall be governed by the law of the place where the Project is located except that, if the parties have selected arbitration as the method of binding dispute resolution, the Federal Arbitration Act shall govern Section 14.4.

§ 15.2 Successors and Assigns
§ 15.2.1 The Owner and Design-Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the covenants, agreements and obligations contained in the Design-Build Documents. Except as provided in Section 15.2.2, neither party to the Contract shall assign the Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract.

§ 15.2.2 The Owner may, without consent of the Design-Builder, assign the Contract to a lender providing construction financing for the Project, if the lender assumes the Owner’s rights and obligations under the Design-Build Documents. The Design-Builder shall execute all consents reasonably required to facilitate such assignment.

§ 15.2.3 If the Owner requests the Design-Builder, Architect, Consultants, or Contractors to execute certificates, other than those required by Section 3.1.10, the Owner shall submit the proposed language of such certificates for review at least 14 days prior to the requested dates of execution. If the Owner requests the Design-Builder, Architect, Consultants, or Contractors to execute consents reasonably required to facilitate assignment to a lender, the Design-Builder, Architect, Consultants, or Contractors shall execute all such consents that are consistent with this Agreement, provided the proposed consent is submitted to them for review at least 14 days prior to execution. The Design-Builder, Architect, Consultants, and Contractors shall not be required to execute certificates or consents that would require knowledge, services or responsibilities beyond the scope of their services.

§ 15.3 Written Notice
Written notice shall be deemed to have been duly served if delivered in person to the individual, to a member of the firm or entity, or to an officer of the corporation for which it was intended; or if delivered at, or sent by registered or certified mail or by courier service providing proof of delivery to, the last business address known to the party giving notice for the Owner’s or Design-Builder’s representative or for the party for which it was intended; or if delivered by any other effective means, including by electronic mail to the Owner’s or the Design-Builder’s representative or to a member of the firm or entity or an officer of the corporation for which it was intended; or if receipt is acknowledged by the Owner’s or the Design-Builder’s representative or the party for which the notice was intended..

§ 15.4 Rights and Remedies
§ 15.4.1 Duties and obligations imposed by the Design-Build Documents, and rights and remedies available thereunder, shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.

§ 15.4.2 No action or failure to act by the Owner or Design-Builder shall constitute a waiver of a right or duty afforded them under the Contract, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.

§ 15.5 Tests and Inspections
§ 15.5.1 Tests, inspections and approvals of portions of the Work shall be made as required by the Design-Build Documents and by applicable laws, statutes, ordinances, codes, rules and regulations or lawful orders of public authorities. Unless required by law to be provided by the Owner, or unless the Owner specifically accepts in writing the responsibilities set forth in this Section 15.5.1, the Design-Builder shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity, or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals. The Design-Builder shall give the Owner timely notice of when and where tests and inspections are to be made so that the Owner may be present for such procedures. The Owner shall bear costs of (1) tests, inspections or approvals that do not become requirements until after execution of the Design-Build Amendment, and (2) tests, inspections or approvals where building codes or applicable laws or regulations prohibit the Owner from delegating their cost to the Design-Builder.

§ 15.5.2 If the Owner determines that portions of the Work require additional testing, inspection or approval not included under Section 15.5.1, the Owner will instruct the Design-Builder to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Design-Builder shall give timely notice to the Owner of when and where tests and inspections are to be made so that the Owner may be present for such procedures. Such costs, except as provided in Section 15.5.3, shall be at the Owner’s expense.

§ 15.5.3 If such procedures for testing, inspection or approval under Sections 15.5.1 and 15.5.2 reveal failure of the portions of the Work to comply with requirements established by the Design-Build Documents, all costs made necessary to comply with the Design-Build Documents shall be at the Design-Builder’s expense.

§ 15.5.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Design-Build Documents, be secured by the Design-Builder and promptly delivered to the Owner.

§ 15.5.5 If the Owner is to observe tests, inspections or approvals required by the Design-Build Documents, the Owner will do so promptly and, where practicable, at the normal place of testing.

§ 15.5.6 Tests or inspections conducted pursuant to the Design-Build Documents shall be made promptly to avoid unreasonable delay in the Work.

§ 15.6 Confidential Information
If the Owner or Design-Builder transmits Confidential Information, the transmission of such Confidential Information constitutes a warranty to the party receiving such Confidential Information that the transmitting party is authorized to transmit the Confidential Information. If a party receives Confidential Information, the receiving party shall keep the Confidential Information strictly confidential and shall not disclose it to any other person or entity except as set forth in Section 15.6.1.

§ 15.6.1 A party receiving Confidential Information may disclose the Confidential Information as required by law or court order, including a subpoena or other form of compulsory legal process issued by a court or governmental entity. A party receiving Confidential Information may also disclose the Confidential Information to its employees, consultants or contractors in order to perform services or work solely and exclusively for the Project, provided those employees, consultants and contractors are subject to the restrictions on the disclosure and use of Confidential Information as set forth in this Contract.

§ 15.7 Capitalization
Terms capitalized in the Contract include those that are (1) specifically defined, (2) the titles of numbered articles or (3) the titles of other documents published by the American Institute of Architects.

§ 15.8 Interpretation
§ 15.8.1 In the interest of brevity the Design-Build Documents frequently omit modifying words such as “all” and “any” and articles such as “the” and “an,” but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

§ 15.8.2 Unless otherwise stated in the Design-Build Documents, words which have well-known technical or construction industry meanings are used in the Design-Build Documents in accordance with such recognized meanings.

ARTICLE 16 SCOPE OF THE AGREEMENT
§ 16.1 This Agreement is comprised of the following documents listed below:

.1	AIA Document A141™-2014, Standard Form of Agreement Between Owner and Design-Builder

.2	AIA Document A141™-2014, Exhibit A, Design-Build Amendment, if executed

.3	AIA Document A141™-2014, Exhibit B, Insurance and Bonds

This Agreement entered into as of the day and year first written above.

/s/ Michael C. Dennison	/s/ Albert Petrangeli
OWNER (Signature)	DESIGN-BUILDER (Signature)
« Fox Factory Inc » « Michael C Dennison » « Chief Executive Officer »	« Carroll Daniel Construction Co » « Albert Petrangeli » « Chief Operating Officer »
(Printed name and title)	(Printed name and title)